                              ACQUISITION AGREEMENT
                                       AND
                                 PLAN OF MERGER



                                  by and among



                                 MAIL-WELL INC.,
                            a Colorado corporation,


                            MAIL-WELL I CORPORATION,
                             a Delaware corporation,

                               IPC GRAPHICS, INC.
                               an Ohio corporation


                                       and


                                 Daniel W. Cain



May 19, 1998
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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 -- PRINCIPAL TERMS OF THE MERGER . . . . . . . . . . . . . . . . . . 1
          1.1  Plan of Merger. . . . . . . . . . . . . . . . . . . . . . . . . 1
          1.2  No Further Rights of Transfer . . . . . . . . . . . . . . . . . 3
          1.3  Surviving Corporation . . . . . . . . . . . . . . . . . . . . . 3
          1.4  Dissenting Shareholders . . . . . . . . . . . . . . . . . . . . 3
          1.5  The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . 4
          1.6  Surrender of Certificates . . . . . . . . . . . . . . . . . . . 6
          1.7  Working Capital Settlement. . . . . . . . . . . . . . . . . . . 7
          1.8  Additional Post-Closing Adjustments.. . . . . . . . . . . . . . 9
          1.9  Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . .10
          1.10 MW Common Stock.. . . . . . . . . . . . . . . . . . . . . . . .10
          1.11 Investment Letter.. . . . . . . . . . . . . . . . . . . . . . .13

ARTICLE 2 -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               AND CONTROLLING SHAREHOLDER . . . . . . . . . . . . . . . . . .13
          2.1  Organization, Standing, Corporate Authorization, and
               Enforceability. . . . . . . . . . . . . . . . . . . . . . . . .13
          2.2  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .14
          2.3  Articles of Incorporation and Bylaws; Certain Records . . . . .15
          2.4  Compliance with Other Instruments and Laws. . . . . . . . . . .15
          2.5  Governmental Authorizations; Consents . . . . . . . . . . . . .15
          2.6  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .15
          2.7  Financial Statements; Conduct of the Business; No
               Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . .16
          2.8  Absence of Certain Changes or Events. . . . . . . . . . . . . .16
          2.9  Title to Property, Absence of Liens and Encumbrances. . . . . .18
          2.10 Full Authority; Compliance with Laws. . . . . . . . . . . . . .19
          2.11 Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . .19
          2.12 Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
          2.13 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
          2.14 Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . .24
          2.15 Environmental Quality . . . . . . . . . . . . . . . . . . . . .25
          2.16 Intellectual Property . . . . . . . . . . . . . . . . . . . . .27
          2.17 Prepaid Expenses. . . . . . . . . . . . . . . . . . . . . . . .27
          2.18 Related Party Transactions. . . . . . . . . . . . . . . . . . .27
          2.19 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . .28
          2.20 Customers and Vendors . . . . . . . . . . . . . . . . . . . . .28
          2.21 Other Disclosures . . . . . . . . . . . . . . . . . . . . . . .29
          2.22 Parachute Payments. . . . . . . . . . . . . . . . . . . . . . .29
          2.23 Product Warranty and Liability. . . . . . . . . . . . . . . . .29
          2.24 Accuracy. . . . . . . . . . . . . . . . . . . . . . . . . . . .29
          2.25 Brokers and Finders . . . . . . . . . . . . . . . . . . . . . .30

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ARTICLE 3 -- ADDITIONAL REPRESENTATIONS AND WARRANTIES
               OF CONTROLLING SHAREHOLDER. . . . . . . . . . . . . . . . . . .30
          3.1  Ownership of Shares . . . . . . . . . . . . . . . . . . . . . .30
          3.2  Authorization . . . . . . . . . . . . . . . . . . . . . . . . .30
          3.3  Enforceability. . . . . . . . . . . . . . . . . . . . . . . . .30

ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES OF PURCHASER
               AND PARENT. . . . . . . . . . . . . . . . . . . . . . . . . . .30
          4.1  Organization and Standing of Purchaser. . . . . . . . . . . . .30
          4.2  Authorization . . . . . . . . . . . . . . . . . . . . . . . . .31
          4.3  Enforceability. . . . . . . . . . . . . . . . . . . . . . . . .31
          4.4  Compliance with Other Instruments and Laws. . . . . . . . . . .31
          4.5  Governmental Authorizations, Consents . . . . . . . . . . . . .31
          4.6  MW Common Stock . . . . . . . . . . . . . . . . . . . . . . . .31
          4.7  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .31
          4.8  Securities Act of 1933. . . . . . . . . . . . . . . . . . . . .32
          4.9  Brokers and Finders . . . . . . . . . . . . . . . . . . . . . .32
          4.10 Purchaser's Knowledge . . . . . . . . . . . . . . . . . . . . .32
          4.11 SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . .32
          4.12 Accuracy. . . . . . . . . . . . . . . . . . . . . . . . . . . .32
          4.13 Investigation . . . . . . . . . . . . . . . . . . . . . . . . .33

ARTICLE 5 -- COVENANTS OF THE COMPANY AND THE CONTROLLING
               SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . .33
          5.1  Conduct of Business . . . . . . . . . . . . . . . . . . . . . .33
          5.2  Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
          5.3  No Solicitation or Negotiation. . . . . . . . . . . . . . . . .35
          5.4  Filings and Consents. . . . . . . . . . . . . . . . . . . . . .35
          5.5  Updated Disclosure Schedules. . . . . . . . . . . . . . . . . .36

ARTICLE 6 -- COVENANTS OF PARENT AND PURCHASER . . . . . . . . . . . . . . . .36
          6.1  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .36
          6.2  Filings and Consents. . . . . . . . . . . . . . . . . . . . . .36
          6.3  Filing of Final Tax Returns . . . . . . . . . . . . . . . . . .37

ARTICLE 7 -- COVENANTS OF ALL PARTIES. . . . . . . . . . . . . . . . . . . . .37
          7.1  Commercially Reasonable Efforts; Further Assurances . . . . . .37
          7.2  Pooling of Interests. . . . . . . . . . . . . . . . . . . . . .38
          7.3  Certain Filings, Etc. . . . . . . . . . . . . . . . . . . . . .38
          7.4  Public Announcements. . . . . . . . . . . . . . . . . . . . . .38
          7.5  Real Estate and Equipment . . . . . . . . . . . . . . . . . . .38

ARTICLE 8 -- CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE. . . . . . . . . .39
          8.1  Accuracy of Representations and Warranties. . . . . . . . . . .39

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          8.2  Shareholder Approval. . . . . . . . . . . . . . . . . . . . . .39
          8.3  Performance . . . . . . . . . . . . . . . . . . . . . . . . . .39
          8.4  Certificate . . . . . . . . . . . . . . . . . . . . . . . . . .39
          8.5  Debt Certificates and Payoff Letters. . . . . . . . . . . . . .39
          8.6  No Injunction . . . . . . . . . . . . . . . . . . . . . . . . .39
          8.7  No Material Adverse Effect. . . . . . . . . . . . . . . . . . .40
          8.8  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . .40
          8.9  Shareholder Representation and Affiliate Letter . . . . . . . .40
          8.10 Legal Opinions. . . . . . . . . . . . . . . . . . . . . . . . .40
          8.11 Certificate of Secretary. . . . . . . . . . . . . . . . . . . .40
          8.12 Escrow Agreements . . . . . . . . . . . . . . . . . . . . . . .40
          8.13 Non-Compete Agreements. . . . . . . . . . . . . . . . . . . . .40
          8.14 UCC-3s. . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
          8.15 HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
          8.16 Accounting, Tax Matters . . . . . . . . . . . . . . . . . . . .40
          8.17 Real Estate and Equipment Purchases . . . . . . . . . . . . . .40
          8.18 No Discovery. . . . . . . . . . . . . . . . . . . . . . . . . .41
          8.19 Documentation . . . . . . . . . . . . . . . . . . . . . . . . .41
          8.20 Approval of Purchaser's Board . . . . . . . . . . . . . . . . .41

ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF THE COMPANY TO CLOSE . . . . . . . .41
          9.1  Accuracy of Representations and Warranties. . . . . . . . . . .41
          9.2  Performance . . . . . . . . . . . . . . . . . . . . . . . . . .41
          9.3  Certificate . . . . . . . . . . . . . . . . . . . . . . . . . .41
          9.4  No Injunction . . . . . . . . . . . . . . . . . . . . . . . . .41
          9.5  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . .41
          9.6  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .42
          9.7  Escrow Agreements . . . . . . . . . . . . . . . . . . . . . . .42
          9.8  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
          9.9  Documentation . . . . . . . . . . . . . . . . . . . . . . . . .42
          9.10 Material Adverse Effect . . . . . . . . . . . . . . . . . . . .42

ARTICLE 10 -- TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . .42
          10.1 Right to Terminate Agreement. . . . . . . . . . . . . . . . . .42
          10.2 Effect of Termination . . . . . . . . . . . . . . . . . . . . .43

ARTICLE 11 -- CERTAIN REMEDIES AND LIMITATIONS . . . . . . . . . . . . . . . .43
          11.1 Survival of Representations, Warranties and Covenants . . . . .43
          11.2 Indemnification by Shareholders . . . . . . . . . . . . . . . .43
          11.3 Limitations on Representations, Warranties and Liabilities
               of Shareholders . . . . . . . . . . . . . . . . . . . . . . . .45
          11.4 Indemnification by Parent and Purchaser . . . . . . . . . . . .45
          11.5 Limitations on Liability of Purchaser . . . . . . . . . . . . .47
          11.6 Indemnification Claims. . . . . . . . . . . . . . . . . . . . .47
          11.7 Defense of Third Party Actions. . . . . . . . . . . . . . . . .47

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          11.8  Subrogation. . . . . . . . . . . . . . . . . . . . . . . . . .49
          11.9  Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . .49
          11.10 Retention of Records . . . . . . . . . . . . . . . . . . . . .49

ARTICLE 12 -- MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .49
          12.1  Certain Definitions. . . . . . . . . . . . . . . . . . . . . .49
          12.2  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .50
          12.3  Notices; Etc . . . . . . . . . . . . . . . . . . . . . . . . .50
          12.4  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .51
          12.5  Entire Agreement; Amendment; Governing Law; Etc. . . . . . . .52
          12.6  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .52
          12.7  Third Party Rights . . . . . . . . . . . . . . . . . . . . . .52
          12.8  Exhibits and Schedules . . . . . . . . . . . . . . . . . . . .52
          12.9  Pronouns . . . . . . . . . . . . . . . . . . . . . . . . . . .52
          12.10 Authority and Execution. . . . . . . . . . . . . . . . . . . .52
          12.11 Severability . . . . . . . . . . . . . . . . . . . . . . . . .52
          12.12 Time of Essence. . . . . . . . . . . . . . . . . . . . . . . .52
          12.13 Interpretation . . . . . . . . . . . . . . . . . . . . . . . .52
          12.14 Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . .53


Exhibit A Certificate of Merger
Exhibit B Escrow Agreement
Exhibit C Affiliate Letter
Exhibit D Legal Opinion of Company's Counsel
Exhibit E Non-Compete Agreement
Exhibit F Legal Opinion of Purchaser's Counsel



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

                    ACQUISITION AGREEMENT AND PLAN OF MERGER


     THIS ACQUISITION AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 19, 1998, by and among MAIL-WELL, INC., a Colorado corporation ("Parent"), MAIL-WELL I CORPORATION, a Delaware corporation ("Mail-Well" or "Purchaser"), and IPC GRAPHICS, INC., an Ohio corporation, (the "Company") and DANIEL W. CAIN (the "Controlling Shareholder").

                                   WITNESSETH:

     WHEREAS the Company is engaged in the commercial printing business (the "Business");

     WHEREAS, the respective Boards of Directors of Parent, Mail-Well, and the Company have approved the acquisition of the Company by Mail-Well;

     WHEREAS, to complete such acquisition the respective Boards of Directors of Parent, Mail-Well and the Company have approved the merger of the Company with and into Mail-Well (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement;

     WHEREAS, the Directors of the Company have unanimously determined that the Merger is fair to and in the best interests of its shareholders (collectively, the "Shareholders"), approved the Merger and this Agreement and the transactions contemplated hereby, and recommended the approval of the Merger and approval and adoption of this Agreement by the Shareholders; and

     WHEREAS, the Merger is intended to be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the Company, Parent and Purchaser hereby agree as follows:

                                    ARTICLE 1
                           PRINCIPAL TERMS OF THE MERGER

     1.1 PLAN OF MERGER. Subject to the terms and conditions of this Agreement, the Merger will be carried out in the following manner:

          (a) The Company, Parent and Purchaser will cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

          (b) Subject to the provisions of this Agreement, a Certificate of Merger, substantially in the form of EXHIBIT A, shall be duly executed and, on the Closing Date (as defined in Section 1.5 hereof), or as soon thereafter as reasonably practicable, filed with the Delaware Secretary of State in accordance with the General Corporation Law of the State of Ohio (the
"DGCL"). In addition, Articles of Merger shall be duly prepared, executed and acknowledged by the Company in accordance with the Ohio Revised Code (the "ORC") and shall be filed on the Closing Date with the Ohio Secretary of State. The Merger shall become effective at the date and time set forth in the Certificate of Merger and the Articles of Merger (the "Effective Time").

          (c) At the Effective Time, the Company shall merge with and into Mail-Well, the separate existence of the Company shall cease, and Mail-Well shall continue as the surviving corporation. (Mail-Well, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation.")

          (d) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and Section 1701.79 of the ORC.

          (e) The "Merger Consideration" which shall be paid by Parent and Purchaser in the Merger, to be paid to the Shareholders other than Dissenting Shareholders, shall be equal to (i) $9,664,650 less (ii) the amount of Debt as defined in Section 1.5; less (iii) the amount of unpaid Company Expenses, as defined in Section 12.2; plus or minus (iv) the adjustment under Section 1.7(b) hereof; less (v) the amount, if any, paid by the Surviving Corporation to Dissenting Shareholders. The Merger Consideration plus the amount, if any, paid to Dissenting Shareholders by the Surviving Corporation is herein referred to as the "Total Shareholder Consideration." The Merger Consideration shall be paid in duly authorized, validly issued, fully paid and nonassessable Parent common stock ("MW Common Stock") valued at $43.93 per share (the "MW Common Stock Valuation"), which MW Common Stock shall be issued of record on the Closing Date on the Parent's (and its transfer agent's books).

          (f) In the event of any stock split, combination, reclassification or stock dividend with respect to MW Common Stock, any change or conversion of MW Common Stock into other securities or any other dividend or distribution with respect to MW Common Stock (other than quarterly cash dividends issued in the ordinary course consistent with past practice), including without limitation, any distribution by Parent of shares of capital stock of any of its Affiliates (as defined in Section 2.18), or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate adjustments shall be made to the MW Common Stock Valuation, and thereafter all references in this Agreement to the MW Common Stock Valuation shall be deemed to be the MW Common Stock Valuation as so adjusted.

          (g) At the Effective Time and subject to the terms of this Agreement, each share of common stock, no par value per share, of the Company (the "Common Stock") then issued and outstanding (other than (x) any shares of Common Stock which are held in the treasury of the Company, or which are held, directly or indirectly, by Mail-Well or any direct or indirect subsidiary of Mail-Well, all of which shall be canceled and none of which shall receive any payment with respect thereto (hereinafter such shares are collectively referred to as "Subsidiary Shares") and (y) shares of Common Stock held by Dissenting Shareholders (as defined in Section 1.4 hereof) (hereinafter such shares are collectively referred to as "Dissenting Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive a pro rata share of the Merger Consideration ("Pro Rata Share") which shall be equal to the fraction obtained by dividing one by the total number of shares of

Common Stock outstanding at the Effective Time (other than the Subsidiary Shares and Dissenting Shares).

     1.2 NO FURTHER RIGHTS OF TRANSFER. At and after the Effective Time, each holder of a certificate for Common Stock (a "Certificate") shall cease to have any rights as a Shareholder, except for the right to surrender his or her Certificate (other than Certificates representing Dissenting Shares or Subsidiary Shares) in exchange for payment of the Merger Consideration deliverable in respect thereof, or, in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her shares pursuant to applicable law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Company. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for MW Common Stock and cash as provided in this
Article I. At the close of business on the day of the Effective Time, the stock ledger of the Company with respect to Common Stock shall be closed.

     1.3 SURVIVING CORPORATION. The Certificate of Incorporation of Mail-Well, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Mail-Well, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Mail-Well immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified.

     1.4 DISSENTING SHAREHOLDERS. Notwithstanding anything in this Agreement to the contrary but only to the extent required by applicable state law, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of applicable law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Shareholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the law of the State of Ohio; provided, however, that (i) if any Dissenting Shareholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Shareholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, or (iii) if within 120 days of the Effective Time neither any Dissenting Shareholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all shares of the Common Stock that are issued and outstanding at the Effective Time and held by Dissenting Shareholders, then such Dissenting Shareholder or Shareholders, as the case may be, shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been converted into the right to receive the Merger Consideration, without interest, according to the terms of this Agreement. The Company shall give Purchaser (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and
proceedings with respect to demands for appraisal.   The Company will not
voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Mail-Well, settle or offer to settle any such demand.

     1.5  THE CLOSING.  The closing of the transactions contemplated by this
Article 1 (the "Closing") shall be held at the offices of Rothgerber Johnson & Lyons LLP in Denver, Colorado at 9:00 a.m. (local time) on May 29, 1998, or at such other place, time and date as may be jointly designated by Purchaser, the Company and the Shareholders (the date on which the Closing takes place, the "Closing Date"). At or before the Closing, each of the following shall occur:

          (a) As soon as practicable but no later than four business days before the scheduled Closing Date, the Company shall deliver to Purchaser (i) a certificate (the "Debt Certificate") executed by the chief financial officer of the Company setting forth the amount of the outstanding principal balance and the interest of any kind, as well as the amount of early retirement or prepayment fees and/or penalties of any kind (the "Prepayment Fees") that will be due and payable as of the Closing Date by the Company pursuant to any Debt that will be outstanding as of the Closing Date to each creditor to whom any such Debt is owed (the "Creditors") and (ii) a letter (the "Payoff Letters"), executed by the Company and an authorized representative of each Creditor that is a bank, leasing company or other financial institution or who is listed in
SCHEDULE 1.5(a) to whom any Debt is owed (other than the Debt set forth on Schedule 1.5(b)), setting forth the amount of principal, interest and Prepayment Fees, that will be due and payable by the Company to each of such Creditors as of the Closing Date and undertaking to terminate, either at or immediately after the Closing, all liens or other security interests securing such Debt upon payment of the amounts due and owing. "Debt" shall include all funded long term, short term or "line of credit" indebtedness, to banks and financial institutions, Shareholders and other third parties, including the current portion thereof, accrued interest thereon, and Prepayment Fees, together with the unamortized principal amount including the current portion, interest expense required to be accrued thereon and Prepayment Fees of all capitalized lease obligations that are properly classified as liabilities on the balance sheet of the Company at Closing in conformity with GAAP, the amounts of which shall be determined consistent with the Company's audited Financial Statements; provided, however, that Debt shall not include those prepayment fees for Debt listed on
SCHEDULE 1.5(b) which is not going to be discharged at Closing.

          (b) At the Closing, that portion of the Debt owed to each Creditor executing a Payoff Letter or whose Debt is otherwise acknowledged to Parent's reasonable satisfaction, except that listed in SCHEDULE 1.5(b), shall be paid by Purchaser to such Creditor by wire transfer of immediately available funds to an account or accounts designated by such Creditors and in the amounts specified in the Payoff Letters or otherwise established with such Creditors.

          (c) At the Closing, Purchaser shall pay any unpaid Company Expenses accrued on the books of the Company by wire transfer of immediately available funds or by certified bank check.

          (d) The Purchaser shall place in escrow with the Escrow Agent acting pursuant to the Escrow Agreement (as defined in Section 1.5(g)) (such amount, together with interest and dividends thereon, additions thereto, and releases therefrom, as more specifically set forth in such Escrow Agreement, is referred to herein as the "Dissenting Shareholders Escrow Amount") immediately available funds representing 100% of the cash value of the Merger Consideration which would have been due Dissenting Shareholders under Section 1.1 as of the Closing Date if such Dissenting Shareholders had not exercised their rights of appraisal and MW Common Stock (based on the MW Common Stock Valuation) representing 25% of the amount of the Merger Consideration which would have been due Dissenting Shareholders under Section 1.1 as of the Closing Date. Any amounts payable by Purchaser as the Surviving Corporation to Dissenting Shareholders subsequent to the Closing Date shall be first payable out of the cash portion of the Dissenting Shareholders Escrow Amount. Any amounts paid to Dissenting Shareholders by Purchaser as the Surviving Corporation in excess of the cash amount in the Dissenting Shareholder Escrow Amount shall be payable to Purchaser in MW Common Stock (based on the MW Common Stock Valuation) out of, first the Dissenting Shareholder Escrow Amount, and then out of, the Escrow Amount (as defined below) in reduction of such Escrow Amount (as defined below). Any cash remaining in the Dissenting Shareholders Escrow Amount after the payment of all amounts due to Dissenting Shareholders shall be exchanged for shares of MW Common Stock, rounded up to the nearest whole share, having a value (based on the MW Common Stock Valuation) equal to the value of such cash. Any amounts remaining in the Dissenting Shareholders Escrow Amount after resolution of all Dissenting Shareholder claims shall be payable to the Shareholders surrendering Certificates pursuant to Section 1.6 in MW Common Stock (based on the MW Common Stock Valuation) at the direction of the Shareholders' Representative (as defined in Section 12.1).

          (e) At the Closing, from the Merger Consideration the Purchaser shall deliver stock certificates representing 16,500 shares of MW Common Stock to the Escrow Agent acting pursuant to the Escrow Agreement referred to below (such amount, together with dividends thereon, additions thereto, and releases therefrom, as more specifically set forth in such Escrow Agreement, is referred to herein as the "Indemnification Escrow Amount").

          (f) At the Closing, from the Merger Consideration the Purchaser shall deliver stock certificates representing 1,572 shares of MW Common Stock to the Escrow Agent acting pursuant to the Escrow Agreement referred to below (such amount, together with dividends thereon, additions thereto, and releases therefrom, as more specifically set forth in such Escrow Agreement, is referred to herein as the "Working Capital Escrow Amount").

          (g) The Dissenting Shareholders Escrow Amount, the Working Capital Escrow Amount and the Indemnification Escrow Amount (collectively, the "Escrow Amount") shall be held and distributed by such Escrow Agent in accordance with the terms of the Escrow Agreement, substantially in the form attached hereto as EXHIBIT B (the "Escrow Agreement"), which shall be entered into by the Escrow Agent named therein, Purchaser and the Shareholders' Representative prior to or on the Closing Date.

     1.6  SURRENDER OF CERTIFICATES.

          (a) At any time after the Effective Time upon surrender for cancellation to the Purchaser of the Certificate(s) held by any record holder of a Certificate, together with a duly executed letter of transmittal in a form reasonably acceptable to Purchaser, such holder shall be entitled to receive in exchange for each share of Common Stock represented by such surrendered Certificate a Pro Rata Share of the Initial Distribution Amount to Shareholders. The "Initial Distribution Amount" shall be the Total Shareholder Consideration less the Escrow Amount delivered to the Escrow Agent pursuant to Section 1.5. Promptly upon termination of each of the escrows pursuant to the terms of this Agreement, each such Shareholder shall be entitled to receive his, her or its Pro Rata Share of the particular Escrow Amount distributed to Shareholders. The amounts so payable to a holder of a Certificate(s) shall be paid with a certificate for the number of shares of MW Common Stock having a value (based on the MW Common Stock Value and rounded down to the nearest whole share) equal to the amount so due plus cash in lieu of fractional shares and in the amount of any unpaid dividends or other distributions payable on such shares of MW Common Stock with a record date after the Effective Time. The Certificate(s) so surrendered shall be canceled. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article 1. A Certificate surrendered will be registered in the name of the beneficial owner of said Certificate (as set forth in Schedule 2.2) in the event the voting trust to which such shareholder was a party is terminated prior to or at Closing.

          For purposes of this Agreement, "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

          (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to Mail-Well any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Mail-Well that such taxes have been paid or are not required to be paid.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and upon such Person's agreement to indemnify the Parent and Mail-Well against any claim that may be made against the Parent or Mail-Well with respect to the Certificate claimed to have been lost, stolen or destroyed, or, if required by Mail-Well, upon such Person's obtaining a lost instrument bond in form and amount satisfactory to Mail-Well, Mail-Well will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article 1.

          (d) No certificates or scrip representing fractional shares of MW Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article 1 or as part of a distribution from the Escrow Amount; no dividend or other distribution by Parent and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled thereto upon the surrender of Certificate(s) for exchange pursuant to this Article 1 will be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the MW Common Stock Valuation by (ii) the fractional share to which such holder would otherwise be entitled. Purchaser shall make available the cash necessary for this purpose at the Effective Time.

     1.7  WORKING CAPITAL SETTLEMENT.

          (a) Prior to the Closing Date, the Company shall estimate its working capital position (the "Working Capital") as of the close of business on the Closing Date (the "Computation Date"). Working Capital shall mean (x) the sum of (i) the book value of current assets plus (ii) the amount of capital expenditures listed on Schedule 1.7; less (y) the book value of current liabilities excluding any amount of Debt or Company Expenses paid by Purchaser at Closing pursuant to Section 1.5(c). The Company shall provide Purchaser a copy of the calculation of the estimated Working Capital (the "Estimated Working Capital Statement") three business days prior to the Closing Date. The book value of all amounts and the determination of Working Capital shall be determined in accordance with generally accepted accounting principles, consistently applied ("GAAP") on a basis consistent with the Company's last audited Financial Statements..

          (b) If the amount of the Working Capital as shown on the Estimated Working Capital Statement (the "Estimated Working Capital") is greater than $1,221,000 the Merger Consideration shall be increased by the difference between
the Estimated Working Capital and $1,221,000.   If the amount of the Estimated
Working Capital is less than $1,221,000, the Merger Consideration shall be reduced by the difference between $1,221,000 and the Estimated Working Capital.

          (c) Purchaser shall prepare and deliver to Shareholders a "Final Working Capital Statement" on or before the thirtieth day following Closing. In preparing the Final Working Capital Statement, inventory shall be valued at the lesser of cost or market using FIFO in accordance with GAAP, and shall be based upon a physical count taken by Shareholders and observed by the Purchaser (one-half the cost of which shall be a Company Expense) within three business days prior to the Closing Date. Except as provided in the preceding sentence, all amounts set forth on the Final Working Capital Statement shall be determined in accordance with GAAP on a basis consistent with the accounting principles used in connection with determining the Estimated Working Capital. The Final Working Capital Statement shall become final and binding on Shareholders and Purchaser (in such instance, the "Final Closing Statement") unless the Shareholders' Representative gives written notice to the Purchaser of his disagreement with respect to any matter contained therein ("Notice of Working Capital Disagreement") within 10 days after the receipt thereof. A Notice of Working Capital Disagreement shall not be permitted unless the aggregate amount in dispute exceeds Ten Thousand Dollars ($10,000). A Notice of Working Capital Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. For a period of 30 days after the delivery of the Notice of Working Capital Disagreement, the Shareholders' Representative and the Purchaser shall attempt to resolve in writing all of the differences with respect to each matter specified in the Notice of Working Capital Disagreement, in which case any such resolution of the Final Working Capital Statement shall be final and binding on the parties (in such instance, the "Final Closing Statement"). If, at the end of such 30-day period, the Shareholders' Representative and Purchaser have not resolved in writing all of the differences with respect to any such matter, then each unresolved matter ("Disputed Working Capital Matter") shall be submitted to and reviewed by the accounting firm of Price Waterhouse LLP or, if such firm is unwilling or unable to act, to another "big six" accounting firm selected by a panel of three arbitrators in accordance with the rules of the American Arbitration Association (the "Neutral Accountant"). The Neutral Accountant shall consider only the Disputed Working Capital Matters and shall act promptly to resolve in writing all Disputed Working Capital Matters, and its decisions with respect to the Disputed Working Capital Matters shall be final and binding on each of the Shareholders and Purchaser; provided that no such resolution of the Disputed Working Capital Matters shall require payment of an amount greater than the highest amount or less than the lowest amount suggested for such resolution by either the Shareholders' Representative or the Purchaser. The Neutral Accountant shall notify the Shareholders and the Purchaser of its resolution of the Disputed Working Capital Matters and shall prepare a revised Working Capital Statement reflecting the resolution of all Disputed Working Capital Matters promptly after such resolution (in such instance the "Final Closing Statement") and shall deliver it to Purchaser and Shareholders' Representative.

          (d) Purchaser shall be responsible for and shall pay the fees and expenses incurred in connection with the Neutral Accountant. Upon payment by the Purchaser, one-half of such fees of the Neutral Accountant will be a claim of Purchaser against the Escrow Amount payable first from the Working Capital Escrow Amount and then from the Indemnification Escrow Amount.

          (e)   Within 10 days after receipt of the Final Closing Statement:

                (i)  if the Working Capital as set forth in the Final
     Closing Statement is less than the Estimated Working Capital, the Merger Consideration payable to Shareholders shall be adjusted by the difference (based on the MW Common Stock Valuation) by the Shareholders' Representative giving instructions to the Escrow Agent to distribute to Purchaser the MW Common Stock representing such adjustment, first from the Working Capital Escrow Amount and, to the extent there is not a sufficient amount in the Working Capital Escrow Amount, then from the Indemnification Escrow Amount.

                (ii) If the Working Capital as set forth in the Final
     Closing Statement is greater than the Estimated Working Capital, Purchaser, subject to the provisions of Section 1.6(d), shall issue additional MW Common Stock (based on the MW Common Stock Valuation) as additional Merger Consideration to each Shareholder surrendering

     Certificate(s) after the Effective Time, the Pro Rata Share of the difference for each share represented by such Certificate(s).

     1.8  ADDITIONAL POST-CLOSING ADJUSTMENTS.

          (a) If Purchaser reasonably determines, within 90 days of the Closing Date, in accordance with GAAP and consistent with the Company's past practices and historical turnover rates, that the allowance for obsolete or unsaleable items in the raw materials, work-in-progress and finished goods inventory, as reflected in the Working Capital included in the Final Closing Statement, was insufficient based upon facts known at the date of such subsequent determination, the Purchaser shall provide the Shareholders' Representative with written notice thereof. The Shareholders' Representative shall have 10 days after receipt of Purchaser's notice to give written notice to the Purchaser of his disagreement ("Notice of Inventory Disagreement"). If a Notice of Inventory Disagreement is issued by Shareholders' Representative, it shall specify in reasonable detail the nature of any disagreement so asserted. For a period of 30 days after the delivery of such Notice of Inventory Disagreement, the Shareholders' Representative and the Purchaser shall attempt to resolve in writing all of the differences with respect to each matter specified in the Notice of Inventory Disagreement, in which case any such resolution of such matters shall be final and binding on the parties. If, at the end of such 30-day period, the Shareholders' Representative and Purchaser have not resolved in writing all of the differences with respect to any such matter, then each unresolved matter ("Disputed Inventory Matter") shall be submitted to and reviewed by the Neutral Accountant. The Neutral Accountant shall consider only the Disputed Inventory Matters and shall act promptly to resolve in writing all Disputed Inventory Matters, and its decisions with respect to the Disputed Inventory Matters shall be final and binding on each of the Shareholders and Purchaser; provided that no such resolution of the Disputed Inventory Matters shall require payment of an amount greater than the highest amount or less than the lowest amount suggested for such resolution by either the Shareholders' Representative or the Purchaser. The Neutral Accountant shall notify the Shareholders and the Purchaser of its resolution of the Disputed Inventory Matters and shall deliver written confirmation of same to Purchaser and Shareholders' Representative. If Shareholders' Representative does not issue a Notice of Inventory Disagreement or upon the resolution of the Disputed Inventory Matters by the Neutral Accountant, the Purchaser, at Shareholders' Representative's written instructions, shall sell such obsolete and/or unsaleable inventory. The Merger Consideration payable to Shareholders shall be adjusted by the difference (based on the MW Common Stock Valuation) by an amount equivalent to the additional payment, if any, that would have been payable by the Shareholders to the Purchaser pursuant 1.7(e)(i) on the basis of the difference between the allowance for obsolete or unsaleable items as restated pursuant to this Section 1.8(a) and as originally stated at in the Final Closing Statement, less the aggregate proceeds from the sale of said obsolete and/or unsaleable inventory through the Shareholders' Representative giving instructions to the Escrow Agent to distribute to Purchaser the MW Common Stock representing such adjustment, first from the Working Capital Escrow Amount and, to the extent there is not a sufficient amount in the Working Capital Escrow Amount, then from the Indemnification Escrow Amount.

          (b) If the gross amount collected by Purchaser upon the accounts receivable reflected in the Working Capital included in the Final Closing Statement ("Accounts Receivable") during the 120 days after the Closing Date is less than the book value of such Accounts Receivable after giving effect to the allowance for doubtful accounts as reflected on the Final Closing Statement, Shareholders shall pay to Purchaser, by giving instructions to the Escrow Agent to distribute to Purchaser MW Common Stock (based on the MW Common Stock Valuation) first from the Working Capital Escrow Amount and, to the extent there is not a sufficient amount in the Working Capital Escrow Amount, then from the Indemnification Escrow Amount, on the basis of the difference between the amount collected and the book value of such Accounts Receivable after giving effect to the allowance for doubtful accounts as reflected as originally stated at in the Final Closing Statement; provided, however, that during the aforementioned 120-day period Purchaser shall not write off or settle any uncollected Accounts Receivable or retain a collector to collect any such Accounts Receivable without written consent of Shareholders' Representative. Subsequent to such 120 days after the Closing Date, Purchaser shall continue to use reasonable efforts to collect any Accounts Receivable not collected during the 120 days after the Closing Date, and the net amounts of such Accounts Receivable collected by Purchaser, after accounting for third party collection costs, shall be remitted to the Shareholders, other than Dissenting Shareholders, in MW Common Stock (based on the MW Common Stock Valuation) after the payment by Shareholders of the amounts due Purchaser under this Section 1.8(b). On or prior to the 15th day of each month, Purchaser shall deliver to Shareholders' Representative an Accounts Receivable report identifying the gross collections made by Purchaser through and including the end of the preceding calendar month. Any amounts collected by Purchaser shall be applied against the longest outstanding receivables except as to any receivable as to which the Person paying such amount has given Purchaser notice of a dispute.

          (c) Upon the later of the 135th day after the Closing Date, or the 10th day after receipt by both Shareholders and Purchaser of the Final Closing Statement, or the payment by Shareholders to Purchaser of any amount claimed by Purchaser pursuant to Section 1.7 or this Section 1.8, any remaining Working Capital Escrow Amount shall be distributed from the Working Capital Escrow Account to Shareholders surrendering Certificates pursuant to Section 1.6 as directed by the Shareholders' Representative.

     1.9 TRANSFER TAXES. Any transfer taxes or stamp duties, or other similar taxes, fees, charges or expenses (collectively "Transfer Taxes") imposed on the Company shall be divided equally between the Purchaser and the Company, and the total accrued and unpaid amount thereof allocated to the Company shall be treated as a Company Expense. Any Transfer Taxes imposed on the Shareholders shall be paid by the Shareholders.

     1.10 MW COMMON STOCK.

          (a) The MW Common Stock to be delivered to Shareholders will not be registered under federal or state securities laws, but rather, issued pursuant to an exemption therefrom. As a result, Shareholders acknowledge and agree that such MW Common Stock is "restricted" stock as such term is defined under such securities laws and cannot be sold, pledged or transferred unless subsequently registered or unless an exemption is available allowing its resale.

          (b) Parent, at its expense, shall file a shelf registration statement (the "Registration Statement") as soon as reasonably practicable after the Closing Date, pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") with respect to all the MW Common Stock issued by Parent in connection with consummating the transactions contemplated by this Agreement (including, without limitation, those shares deposited in escrow under the Escrow Agreement) (collectively, "Registrable Shares"). Parent shall use its best efforts to: (i) have the Registration Statement declared effective on or before July 15, 1998; and (ii) keep the Registration Statement continuously effective and to supplement and amend it as required by the Securities Act and the regulations thereunder from the date the Registration Statement is declared effective (the "Initial Effective Date") until the earliest to occur of the following events: (A) such time as Shareholders holding Registrable Shares may transfer the MW Common Stock pursuant to the safe harbor provisions of Rule 144 under the Securities Act without having to comply with any volume limitations under such rule; (B) notification to Parent that all Registrable Shares have been sold for the accounts of the participating Shareholders; or (C) a request by all participating Shareholders having unsold Registrable Shares that the Registration Statement be terminated (the period between the Initial Effective Date and earliest to occur of such events is hereinafter referred to as the "Registration Statement Period"). If the Registration Statement ceases to be effective at any time during the Registration Statement Period, Parent, at its expense, shall within thirty days of such cessation cause to be filed an additional shelf registration statement covering the unsold balance of the Registrable Shares and shall use its best efforts to have such registration statement declared effective as soon as practicable thereafter and keep such registration statement effective until the end of the Registration Statement Period.

          (c) Parent agrees to furnish each participating Shareholder with such number of conformed copies of any registration statement and prospectus included therein (including each preliminary prospectus) covering the Registrable Shares as each such Shareholder reasonably may request in order to facilitate the public sale of the Registrable Shares covered by such registration statement.

          (d) All expenses incurred by Parent, Purchaser and the Shareholders in connection with any registration under this Agreement shall be paid by Parent and Purchaser, including without limitation all registration and filing fees, printing expense, fees and disbursements of counsel and independent public accountants for the Parent and the Purchaser, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of securities exchanges or the National Association of Securities Dealers, Inc., fees of transfer agents and registrars, but excluding any selling commissions and transfer taxes applicable to the sale of the MW Common Stock and any legal fees and expenses of counsel or other advisers and agents of the selling Shareholders.

          (e) To ensure that the Shareholders are able to benefit from the Registration Statement and to make available the benefits of certain rules and regulations of the Securities and

Exchange Commission ("SEC") that may permit the offer and/or sale of MW Common Stock to the public without registration by the Shareholders, Parent agrees to:

                (i) supplement and amend the Registration Statement in a timely manner if required by the registration form utilized by the Parent, or by the instructions applicable to such form or by the Securities Act or the rules and regulations thereunder or if reasonably requested by a majority in aggregate amount of the holders of Registrable Shares and to furnish the Shareholders' Representative with copies of any such amendment or supplement at least twenty-four hours prior to its being filed with the SEC;

                (ii) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Securities Exchange Act of 1934, as amended ("Exchange Act");

                (iii) make and keep public information regarding Parent available (as those terms are understood and defined in Rule 144) at all times during the Registration Period or such longer period ending on the date upon which the Shareholders no longer need to rely on Rule 144; and

                (iv) so long as any Shareholder owns any MW Common Stock, furnish to each Shareholder upon written request a written statement by Parent that all reports and filings that are necessary to be filed by Parent for any Shareholder to avail himself or herself of Rule 144 or 145 have been filed, and provide a copy of the most recent annual or quarterly report of Parent, and any other reports and documents as a Shareholder may reasonably request in availing himself or herself of any rule or regulation of the SEC.

          (f) Parent and Mail-Well, jointly and severally, shall indemnify the Shareholders (and any Person who is an Affiliate of such Shareholders within the meaning of the Securities Act) whose shares of MW Common Stock are included in any registration statement as Registrable Shares against all expenses, claims, losses, damages, or liabilities, including, without limitation, reasonable attorneys' fees and court costs (collectively, a "Liability"), to which the Shareholder may become subject under the Securities Act, the Exchange Act or any rule or regulation under either of them or other statute or at common law, arising out of or based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement, and any document incorporated by reference therein (a "Registration Document"); or (ii) any omission or alleged omission to state a material fact required to be stated in any Registration Document or necessary in order to make any statement in any Registration Document not misleading. Notwithstanding the foregoing, neither Parent nor Mail-Well will be liable to a Shareholder to the extent that any liability arises out of or is based upon any untrue statement or omission made in any Registration Document in reliance upon and in conformity with written information furnished to Parent or Mail-Well for incorporation in any such Registration Document by or on behalf of such Shareholder. Parent and Mail-Well's joint and several indemnification obligation will remain in full force and effect regardless of any investigation made by or on behalf of a Shareholder and will survive transfer of the Registrable Shares by the Shareholders.

     1.11 INVESTMENT LETTER. Pursuant to Section 8.9 hereof, and in acknowledgment of the restrictions on transfer of the MW Common Stock
(i) described in this Section 1.10 above; and (ii) if applicable, required by the pooling of interests accounting method contemplated herein, each Shareholder shall deliver to Purchaser prior to Closing an executed letter in the form of Exhibit C hereto.


                                     ARTICLE 2
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND CONTROLLING SHAREHOLDER

     The Schedules attached to this Agreement are sometimes referred to herein as the "Disclosure Schedules." The Company and Controlling Shareholder represent and warrant to Purchaser that except as otherwise disclosed in the Disclosure Schedules the following statements are true as of the date of this Agreement and as of the Closing Date:

     2.1  ORGANIZATION, STANDING, CORPORATE AUTHORIZATION, AND ENFORCEABILITY.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on the financial condition or business of the Company.

          (b) This Agreement and all other agreements, documents and instruments executed or to be executed by the Company in connection herewith (the "Related Agreements") constitute the valid and legally binding obligations of the Company and are enforceable in accordance with their terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally. The Company has the requisite corporate power and authority to enter into this Agreement and the Related Agreements.

          (c) The execution and delivery of this Agreement, the Related Agreements, and all other documents and instruments executed or to be executed by the Company pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action on the part of the Company, subject to obtaining the requisite approvals from Shareholders in accordance with applicable law. This Agreement and the Related Agreements have been or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of the Company.

          (d) Except as set forth in SCHEDULE 2.1(d), the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person, and the Company is not subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person.

     2.2 CAPITALIZATION. As of the date of this Agreement, the capitalization of the Company (including all capital stock authorized, issued and outstanding) is as set forth on SCHEDULE 2.2. All of the outstanding shares of the Company's Common Stock are owned by the Shareholders as set forth on SCHEDULE 2.2. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the Shareholders on any matter ("Voting Debt"). Except as contemplated by this Agreement, after the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of MW Common Stock as a result of any obligation existing, or created by the Company, at or prior to the Effective Time, including pursuant to any stock incentive plan or warrant. All prior issuances of securities by the Company and all prior repurchases, redemptions or exchanges affecting the outstanding securities of the Company have complied with all applicable Legal Requirements (as defined below) (including federal and state securities laws), preemptive rights and contractual restrictions. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed on SCHEDULE 2.2, the Company does not have shares of its capital stock authorized, issued or outstanding and there are no outstanding convertible or exchangeable securities, subscriptions, calls, options, warrants, rights (contractual or arising by operation of law, including, without limitation, rights of first refusal and preemptive rights), or other agreements or commitments of any character to which the Company is a party or by which it is bound, relating to the issuance, purchase, other acquisition or voting of any shares of the capital stock of, or other equity or ownership interest (collectively, "Equity Rights") in the Company. Except as disclosed on SCHEDULE 2.2 and on SCHEDULE 2.11, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person or entity is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. Except as set forth in SCHEDULE 2.2, there are no voting trusts, proxies or other agreements or understandings to which the Company or Shareholders is a party or by which the Company or Shareholders is bound with respect to the voting of any shares of capital stock or other Equity Interests of the Company. Except as set forth on Schedule 2.2, any such voting trusts will be terminated as of the Closing.

     For purposes of this Agreement, the term "Legal Requirement" shall mean any federal, state or local law, statute, legislation, ordinance, code, rule, regulation, decree, award, order, permit, franchise, consent or authorization of, any federal, state, local or other governmental body or agency, department, commission, bureau, board, council, court, magistrate, panel or instrumentality of the United States, any political subdivision thereof or any state or local governmental authority in effect as of the date hereof.

     2.3 ARTICLES OF INCORPORATION AND BYLAWS; CERTAIN RECORDS. Copies of the Articles of Incorporation, Bylaws, minute books and stock records of the Company have been made available to Purchasers, and each such copy is true, correct and complete as amended to date. All material records of any type and description in whatever form or medium that presently exist and that relate to the business or properties of the Company and which in the ordinary course of business the Company would normally retain are in the possession or control of the Company and are located at the offices of the Company or of its counsel, independent auditors, consultants, or other advisors, and the Surviving Corporation will have the right to possession of all such records upon the consummation of the transactions contemplated by this Agreement.

     2.4  COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS.  Except as set forth in
SCHEDULE 2.4, the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default under any provision of the Articles of Incorporation or Bylaws of the Company or any material violation of, or default under, any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, or Legal Requirement applicable to the Company or any Shareholder or any of the properties of the Company, nor will they result in the creation or imposition of any lien, security interest, charge, claim or other encumbrance of any nature whatsoever on any of the properties or assets of the Company or the Common Stock, nor will they prevent or materially delay the consummation of the transactions contemplated hereby.

     2.5  GOVERNMENTAL AUTHORIZATIONS; CONSENTS.  Except as set forth on
SCHEDULE 2.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority, agency, bureau or commission, or any third party which have not already been obtained, are required to be obtained or made by the Company or Shareholders in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Related Agreement or the sale or transfer of the Common Stock and will not prevent or materially delay the consummation of the transactions contemplated hereby other than and except for consents, licenses, approvals, authorizations or registrations which are not material.

     2.6 LITIGATION. No action, suit, proceeding or governmental investigation is pending or, to the Knowledge (as defined below) of the Company and the Controlling Shareholder, threatened, at law or in equity, which seeks to question, delay or prevent, or could have the effect of delaying or preventing, the consummation of all or any portion of the transactions contemplated hereby.

     2.7 FINANCIAL STATEMENTS; CONDUCT OF THE BUSINESS; NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 2.7:

          (a) The Company has delivered to Purchaser (i) the audited balance sheets of the Company as of September 30, 1997, 1996 and 1995 and the related audited statements of income, retained earnings and cash flows for the fiscal years then ended, accompanied in each case by an opinion thereon of the independent certified public accountant of the Company (such financial statements, including the notes thereto, hereinafter being referred to as the "Annual Financial Statements"), and (ii) the unaudited balance sheet of the Company as of March 31, 1998, and the related unaudited statements of income for the six months ended March 31, 1998 (the "Interim Financial Statements"). (The Annual Financial Statements and the Interim Financial Statements including the notes thereto together hereinafter being referred to as the "Financial Statements"). All of the Financial Statements have been prepared in accordance with GAAP (subject to the modifications and exceptions set forth in SCHEDULE 2.7 and, in the case of Interim Financial Statements, to end of year audit adjustments and preparation of footnotes) consistently applied for all relevant periods (except as indicated therein) and present fairly in all material respects the financial position of the Company as of the dates thereof and the results of its operations for the periods then ended.

          (b) The Company does not have any debts, obligations, guaranties of the obligations of others or liabilities except: (i) debts, obligations, guaranties and liabilities to the extent reflected or reserved against in the Financial Statements, (ii) debts, obligations, guaranties and liabilities incurred or entered into subsequent to March 31, 1998, in the ordinary course of business and otherwise not in contravention of this Agreement, and (iii) debts, obligations and liabilities relating to this Agreement and the Related Agreements and instruments being executed and delivered in connection herewith and the transactions referred to herein and therein (including obligations to pay legal fees, financial advisory fees, bank fees, accounting fees and other amounts in connection therewith) so long as such obligations are included in determining Company Expenses.

     2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for (i) matters set forth on SCHEDULE 2.8, (ii) matters disclosed in the Annual Financial Statements or (iii) as contemplated by this Agreement, the Company has not, since September 30, 1997, except as otherwise specified herein:

          (a) undergone any change in its condition (financial or otherwise), properties, assets, liabilities, business or operations, except for changes in the ordinary course of business which have not either individually or in the aggregate had a Material Adverse Effect;

          (b) except as set forth on SCHEDULE 2.8, changed any of its methods of accounting or accounting practices or classifications of assets or liabilities, or failed to maintain its books of account in the usual, regular and ordinary manner in accordance with GAAP unless required by regulation or GAAP;

          (c) modified the material terms of, or canceled or terminated, any Material Contract (as defined below) other than in the ordinary course of business;

          (d) terminated, discharged or received any written notice regarding the resignation, discharge or termination of any officer other than in the ordinary course of business or as contemplated by this Agreement;

          (e) since December 31, 1995, established or adopted any Benefit Plan (as defined below), or increased the amount of the wages, bonus, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except in any case in the ordinary course of business in accordance with past practice and, in the case of the senior management employees and Shareholders (listed on SCHEDULE 2.8(e)), in an amount not exceeding 3% in any one case or a payment of bonuses in an aggregate amount of $25,000;

          (f) since December 31, 1995, declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock, or split up, combined, reclassified, redeemed, repurchased or otherwise reacquired any of its capital stock other than distributions to shareholders to pay income taxes and charged against their respective Accumulated Adjustments Account, if applicable;

          (g) since December 31, 1995, issued or sold any shares of its capital stock of any class or any subscriptions, options, warrants, calls or other rights to purchase directly or indirectly any such shares or any securities directly or indirectly convertible into or exchangeable for such shares or made any other change in its capital structure;

          (h) since December 31, 1995, except for borrowings under its normal line of credit and Debt described in SCHEDULE 2.8(h), incurred any direct or contingent liability for borrowed money or guaranteed the monetary obligations of any other person or entity other than indebtedness to be included in the Debt to be discharged at Closing, or made any monetary investment in, advance to or loan to any person or entity other than in the ordinary course of business;

          (i) mortgaged, pledged or subjected to any material lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, except those securing Debt to be discharged at Closing and except for Permitted Liens (as defined below);

          (j) made any material change in its practices, operations or policies with respect to the method for selling goods or services, or other method for accounting for sales, the conduct of accounts receivable collection or accounts payable payment activities or the maintenance of inventory levels other than changes in the ordinary course of business;

          (k) since December 31, 1995, merged or consolidated with or into any other entity or initiated or participated in negotiations with any person or entity with respect to any of the foregoing;

          (l) implemented or adopted any change in its tax methods, principles or elections;

          (m) since December 31, 1995, acquired or disposed of any material assets or properties or made any capital improvement other than in the ordinary course of business; or

          (n) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could reasonably be expected to have a Material Adverse Effect on the Company.

     2.9  TITLE TO PROPERTY, ABSENCE OF LIENS AND ENCUMBRANCES.

          (a) The Company has good title to its owned material assets, including the owned tangible assets reflected on the balance sheet included in the Company's most recent Financial Statements, other than assets disposed of or used after the date thereof in the ordinary course of business for fair value. Except as disclosed in SCHEDULE 2.9(a), the tangible assets owned by the Company are owned free and clear, of all liens, mortgages, pledges, charges, security interests or encumbrances, except for Permitted Liens (as defined below). The Company owns, leases or licenses, and has adequate rights to use all material real and personal property and other material assets necessary to conduct its business as a going concern on a basis consistent with past practices. To the Knowledge of the Company, the assets of the Company necessary for the operation of its business consistent with past practices are in operating condition and repair (subject to normal wear and tear). Neither the whole nor any part of the real property used in the Business have been condemned by any public authority, nor, to the Knowledge of the Company and the Controlling Shareholder, is any such condemnation or taking threatened or contemplated. There exists free and uninterrupted egress and ingress over a public roadway to all operating facilities.

          For the purposes of this Agreement, the term "Permitted Liens" shall mean (i) liens for current taxes, assessments or governmental charges not yet due, (ii) deposits or pledges to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of the Company's business, (iii) liens arising out of deposits in connection with workers' compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation, (iv) liens imposed by law, such as mechanics', workers', materialmen's, carriers' or other like liens arising in the ordinary course of the Company's business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the Financial Statements, (v) imperfections of title, liens and encumbrances which do not materially and adversely affect the use, value or marketability of the property affected thereby, and (vi) the imperfections of title, liens, mortgages, pledges, charges, security interests and encumbrances set forth on SCHEDULE 2.9(a).

          (b) The Company validly holds the real property described on SCHEDULE 2.9(b) (the "Real Property") free and clear of all liens, encumbrances, mortgages or security interests, except for Permitted Liens.

          (c) Except as set forth on SCHEDULE 2.9(c), the Company is not a party to any leases of real property. The Company validly holds the leaseholds created by the leases (true, complete and correct copies of which have been provided to Purchaser) as described on SCHEDULE 2.9(c) (the "Leased Property"), and such leases are enforceable by the Company as the lessee thereunder in accordance with their terms.

          (d) The Company is not a party to any agreement granting any third party the right or an option to purchase or lease all or any portion of the Real Property, Leased Property or any personal property of the Company.

          (e) There is not pending, nor has the Company received any written notice of, (i) any Claim or proceeding asserting or seeking to establish a title interest in the Real Property or Leased Property, or any Claim of default under any of the leases under which leaseholds have been created ("Title Notice"), or
(ii) the existence of any facts or proceedings of which the Company or any of the Controlling Shareholder has Knowledge which may result in the issuance of such a Title Notice.

     2.10 FULL AUTHORITY; COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 2.10, the Company is in compliance in all material respects with all applicable Legal Requirements. Set forth on SCHEDULE 2.10 is a list of any and all material permits, licenses, consents, orders, approvals, franchises, certificates or other authorizations under any applicable Legal Requirement (collectively the "Permits"), issued to the Company in connection with the ownership, operation and maintenance of its business or assets. The Company has obtained and maintained all Permits. Each of the Permits is in full force and effect, and the Company is in compliance in all material respects with all the provisions of such Permits.

     2.11 BENEFIT PLANS.

          (a) Except as set forth in SCHEDULE 2.11, the Company does not maintain, sponsor, participate in or contribute to, or is required to contribute to, directly or indirectly, or has any obligation under:

               (i) Any employee benefit plan, employee pension benefit plan, employee welfare benefit plan (including any medical, dental, disability, accident or sickness, salary continuation or life insurance plan or arrangement), or multiemployer plan, all as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regardless of whether or not a plan is exempt from some or all of the otherwise applicable requirements of ERISA; or

               (ii) Except as disclosed on the Financial Statements, any material bonus, commission, deferred compensation, incentive compensation, restricted stock, stock purchase, stock option, stock appreciation right, debenture, supplemental pension, profit sharing, royalty pool, vacation, sick leave, severance or termination pay policies, supplemental unemployment benefits plan, loan guarantee, relocation assistance, employee loan or other extensions of credit, or other similar material plan, program, agreement, policy, commitment, arrangement or benefit currently in effect under which current or former employees or their dependents, beneficiaries, representatives or estates are currently or will in the future be entitled to benefits.

          (b) With respect to each plan, program, agreement, policy, commitment, arrangement or benefit described on SCHEDULE 2.11 (a "Benefit Plan"), the Company has furnished to the Purchaser true, correct and complete copies of such Benefit Plans that are in written form, including amendments, if applicable, summary plan descriptions, if applicable, the Internal Revenue Service determination letter, if applicable, and the two most recent Forms 5500, 5500-C or 5500-R, as applicable, and has made available to the Purchaser the most recent actuarial reports of or regarding such Benefit Plan. As to each Benefit Plan not reduced to writing, the Company has made available to the Purchaser a description of all material elements of such plan.

          (c)  Except as set forth in SCHEDULE 2.11:

               (i) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Internal Revenue Code of 1986 as amended (the "Code") (as defined below). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has received from the Internal Revenue Service, or timely applied for, a determination letter on such Benefit Plan's qualified status.

               (ii) Neither the Company nor any other party in interest (within the meaning of ERISA) has engaged in any non-exempt prohibited transaction with respect to any Benefit Plan under ERISA, the Code, and there is no pending assertion of the occurrence of any such transaction.

               (iii) All contributions required under applicable law or the terms of any Benefit Plan, collective bargaining agreement or other agreement relating to a Benefit Plan to be paid by the Company for all periods prior to the Closing Date have been or will have been completely and timely made to each Benefit Plan when due, and the Company has established adequate reserves on its books (which will be treated as a current liability for purposes of determining Working Capital at Closing) to meet liabilities for contributions accrued but that have not been made because they are not yet due and payable.

               (iv) To the Knowledge of the Company and the Controlling Shareholder, there is no current or pending investigation or audit by the Internal Revenue Service, the Department of Labor or any other governmental entity of any Benefit Plan, nor has the Company received notification from any such governmental entity of such a pending audit or investigation, and there are no actions, suits or claims pending (other than routine claims for benefits) or threatened, with respect to any Benefit Plan or against the assets of any such Benefit Plan.

               (v) No Benefit Plan is or ever has been a plan subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code ("Pension Plan"), or is or ever has been a multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code ("Multiemployer Plans"); neither the Company nor any other party in interest has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Pension Plan, except for required premium payments, which payments have been made when due; no accumulated funding deficiency (within the meaning of Section 412 of the Code or Section 302 of ERISA) or reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Pension Plan; no event has occurred in connection with any Pension Plan which could subject any Company or any Pension Plan, or Purchaser, its Affiliates or any of their respective benefit plans, to liability under Section 4062, 4063 or 4064 of ERISA, and, no event has occurred which might give rise to any liability of the Company or any Pension Plan, or Purchaser, its Affiliates or any of their respective benefit plans, to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against the Company or any Pension Plan; and the Company has not incurred nor, as a result of the transactions contemplated by this Agreement, will incur any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 and 4204 of ERISA to any Multiemployer Plan; upon a complete withdrawal or a partial withdrawal (as those terms are defined in Section 4203 and 4205, respectively, of ERISA) from a Multiemployer Plan occurring on or before the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the Closing Date, to the Knowledge of the Company and Controlling Shareholder, the Company would not have been subject to withdrawal liability under Title IV, Subtitle E, Part 1 of ERISA and, there has been no material change in the financial condition of any Multiemployer Plan that would result in the imposition of such liability due to such complete or partial withdrawal on or before the Closing Date.

               (vi) The Company have complied in all material respects with all notice and continuation coverage requirements applicable to group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to all medical and health benefits provided by the Company that are subject to COBRA.

               (vii) No Benefit Plan amendments have been adopted nor will any such amendments be adopted prior to the Closing Date except as may be necessary for compliance purposes with the Code or ERISA and there is no arrangement, commitment or understanding to create any additional plan which would constitute a Benefit Plan or increase the rate of benefit accrual or contribution requirement under any of the Benefit Plans or modify, change or terminate any existing Benefit Plan.

               (viii) The Company is not a member of a "controlled group" of organizations (as defined in Sections 414(b), (c), (m) or (o) of the Code) which sponsors or maintains any employee benefit plan within the meaning of
     Section 3(3) of ERISA which under Title IV of ERISA or any section of the Code or ERISA would subject Purchaser or Company or any of their respective employee benefit plans or the fiduciaries thereof or their respective assets to any taxes, encumbrances, penalties or other liabilities.

     2.12 CLAIMS. There are no Claims against, or to the Knowledge of the Controlling Shareholder or the Company, threatened against, the Company or its properties, at law or in equity or before any court, governmental department, commission, board, agency, authority, instrumentality, domestic or foreign which, if adversely determined, could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company before or after the Closing Date. The Company is not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or any investigation of which it has Knowledge which could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the business or financial condition of the Company before or after the Closing Date.

     As used in this Agreement, "Claim" means any and all claims, causes of action, arbitrations, audits, hearings, investigations of which the Company has knowledge, proceedings, complaints, litigation or suits, whether in contract, tort or otherwise, whether statutory or common law, whether civil, criminal, administrative, investigative, formal or informal, fixed or contingent.

     2.13 TAXES.

          (a) For purposes of this Agreement, "Taxes" in the plural and "Tax" in the singular shall refer to any and all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, but not limited to, any federal, state, local or foreign net income, gross income, gross receipts, unitary, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, but not limited to, taxes under section 59A of the Code), occupational, leasing, lease, fuel, customs, duties, capital stock, franchise, profits, withholding, Social Security, unemployment, disability, ad valorem, real property, personal property (tangible and intangible), sales, use, transfer, registration, value added, alternative or minimum, estimated, or any other kind of tax whatsoever, including the recapture of any tax items, and including any interest, addition, penalty or other associated charge thereto, whether disputed or not.

          (b)  Except as set forth on SCHEDULE 2.13

               (i) The Company has filed or will file or cause to be filed, within the applicable period prescribed by law, (i) all federal, state, local, foreign or other material Tax Returns, as that term is defined below, required by such law to be filed by the Company for all taxable periods ending on or prior to the Closing Date or (ii) valid extensions of the time for filing such Tax Returns. For purposes of this Agreement, "Tax

     Returns" shall mean any returns, reports or statements with respect to Taxes which are required to be filed with any taxing authority.

               (ii) The Company has not obtained nor will it obtain prior to the Closing Date any extensions of time in which to file any Tax Returns for any taxable period ending on or prior to the Closing Date.

              (iii) The Company has paid, within the time and in the manner prescribed by law, all Taxes shown as due on all such Tax Returns and, with respect to all Tax Returns which the Company has not yet filed, but will file prior to the Closing Date, shall pay, within the time and in the manner prescribed by law, all Taxes shown as due on such Tax Returns.

               (iv) No written notice has been received by the Company from any Tax authority in any jurisdiction in which the Company has not filed a Tax Return that the Company is or may be subject to taxation of any sort in such jurisdiction or otherwise is required to file a Tax Return in such jurisdiction.

                (v) Except for Permitted Liens, there are no Tax liens or other security interests or encumbrances of any type resulting from Tax liabilities on any of the assets of the Company.

               (vi) There is no dispute, Claim or any other controversy concerning any material Tax liability of the Company raised or asserted by any Tax authority in writing.

              (vii) No income Tax Returns of the Company for any open tax year has been audited by any taxing authority. The Company has made available to Purchaser a correct and complete copy of each federal income Tax Return, examination report, statement of deficiency, or any other administrative or judicial assertion, assessment or determination of federal income Tax liability with respect to the Company for the past three years.

             (viii) The Company has employed a permissible method of Tax accounting, validly elected for each taxable period ending on or prior to the Closing Date. The Company has not changed, nor requested to be permitted to change, any method of Tax accounting.

               (ix) The Company has not waived any statute of limitations with respect to any Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency, except for such waivers or extensions which, by their terms, have elapsed as of the date of this Agreement, nor are any requests for such waivers or extensions pending.

               (x) The Company (i) has not filed a consent under Section 341(f) of the Code concerning collapsible corporations, (ii) has not made any payments, is obligated to make any payments, or is a party to any agreement that will render it (or the payor of compensation under the agreement) subject to the provision of section 280G of the Code regarding payments as a result of a change in control, (iii) has not been a United States real property holding company within the meaning of section 897(c)(2) of the Code and (iv) is not a party to any Tax allocation or Tax sharing agreement.

               (xi) The unpaid Taxes of the Company, including Taxes attributable to all periods ending on or prior to the Closing Date which are not yet due and payable, do not materially exceed the reserve on the Financial Statements for the Company's tax liability as of the respective dates of such Financial Statements.

     2.14 CONTRACTS. Except as set forth in this Agreement or on SCHEDULE 2.14 (the agreements listed thereon being referred to as the "Material Contracts"), the Company is not a party to, bound by or obligated under any:

          (a) material mortgage, indenture, note or installment obligation or other instrument or contract for or relating to any borrowing by the Company;

          (b) material guaranty by the Company of any obligation (excluding any endorsement made in the ordinary course of business for collection);

          (c)  material license agreement;

          (d) material lease of real or personal property under which the Company is a lessor or lessee;

          (e)  material agreement for the purchase by the Company of equipment;

          (f) agreement purporting to limit the right of the Company to compete in any line of business, with any person or other entity or in any geographic area;

          (g) material agreement for the purchase or sale of raw materials, products or goods or the provision of services at prices that vary from the prices therefor generally prevailing in customary, arms-length transactions;

          (h) material contract with any governmental or quasi-governmental authority;

          (i) material bond, deposit, financial assurance requirement or insurance coverage individually required to be submitted to customers of the Company under any sale, lease or service arrangement or to any governmental authority under any Permit or Legal Requirement;

          (j) agreement or instrument relating to the acquisition by the Company of any entity or all or substantially all of the assets of any person or entity;

          (k)  other material agreement, contract or obligation of the Company;

          (l) agreement or commitment relating to the borrowing of money or the guaranty or indemnity (direct or indirect) in respect of or the granting of security for any obligation for the borrowing of money, by the Company or any other person or entity, in excess of, including, without limitation, guarantees, accommodation collateral, letters of credit, mortgages, deeds of trust, indentures, loan agreements and credit agreements;

          (m) agreement or commitment relating to clean-up or remediation involving Hazardous Materials (as hereinafter defined);

          (n) agreement that creates an encumbrance or any restriction on the ability of the Company to (i) pay dividends or make similar distributions; (ii) make loans or advances to any person or entity, or (iii) sell, lease or transfer any of its properties or assets, except (in each case) for such restrictions or encumbrances existing under or by reason of (1) applicable Legal Requirements,
(2) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, or (3) any instrument governing the Debt;

          (o) indemnification obligations in favor of any person or entity, and any escrow agreements related to any indemnification or obligation;

          (p) confidentiality, secrecy, screening, development or settlement agreement pertaining to any Intellectual Property; or

          (q) contract with any customer of the Company other than contacts for the purchase and sale of goods, products and services entered into in the ordinary course of business.

All of the Material Contracts are legal, valid, binding and in full force and effect, no default exists thereunder on the part of the Company, and except as set forth in Schedule 2.14, the consummation of the transactions contemplated by this Agreement will not cause any default or condition in respect of any such Material Contracts, the effect of which is to cause, permit, create or perfect the right in any party (a) to repudiate or disavow its obligations to the Company thereunder, (b) to require or have the right to require the Company to perform its obligations thereunder (including obligations to pay indebtedness) prior to such time on which, or on terms and conditions otherwise different from those that, are provided therein or (c) to recover from the Company any damages or fines. To the Knowledge of the Company and the Controlling Shareholder, no party to any such Material Contract is in default thereunder. True, correct and complete copies of all the Material Contracts have been delivered to the Purchaser.

     2.15 ENVIRONMENTAL QUALITY.

          (a) Except as set forth in SCHEDULE 2.15, to the Knowledge of the Company and the Controlling Shareholder, neither the Company nor any previous (to the Company) owner, tenant, occupant, user or operator of any real property now or ever owned or leased by the Company (the "Property") released or disposed of any "Hazardous Materials" (as defined below) on, under, in or about the site of the Property, except in compliance in all material respects with applicable Environmental Laws (as defined below). For the purposes of this Agreement, the term

"Hazardous Materials" shall mean any substance, material or waste which is regulated by any local government authority or state with jurisdiction, or the United States Government, including, without limitation, any material or substance which is (a) defined as a "hazardous waste," "hazardous material," "hazardous substances," "extremely hazardous waste," "regulated substance" or "restricted hazardous waste" under any provision of the existing laws of any state, or any other applicable existing law, including, but not limited to, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ. ("RCRA"), and the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA") and (b) petroleum, including crude oil and any fraction thereof and any refined petroleum products and derivatives thereof.

          (b) To the Knowledge of the Company and the Controlling Shareholder, except as set forth in SCHEDULE 2.15, the Property complies in all respects with all applicable Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" shall mean all federal, state and local laws, ordinances and regulations pertaining to air and water quality, soils and subsurface strata, natural resources, Hazardous Materials, waste generation, management, transportation and disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, RCRA, CERCLA, and the applicable environmental protection rules, regulations and ordinances of the city and county in which the Property is located, the Environmental Protection Agency and all other applicable federal, state, regional and local agencies which are in existence, and are in effect as of the date hereof. Without limiting the generality of the foregoing, to the Knowledge of the Company and the Controlling Shareholder, Company is not liable nor potentially liable for any response costs or natural resource damages under Sections 107(a) or 113(f) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement currently in existence, at or with respect to the Property and, to the Knowledge of the Company and the Controlling Shareholder, no circumstances exist, which with notice or lapse of time or both would result in such liability.

          (c) To the Knowledge of the Company and the Controlling Shareholder, the conduct of the business of the Company complies in all respects with all applicable Environmental Laws.

          (d) To the Knowledge of the Company and the Controlling Shareholder, except as set forth in SCHEDULE 2.15, the Company has not sent any Hazardous Material to a site that, pursuant to any applicable Environmental Laws, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action, as defined in any applicable Environmental Laws, or to make payment for the costs of cleaning up the site.

          (e) Except as set forth in SCHEDULE 2.15, the Company (i) is not involved in any suit or proceeding with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any applicable Environmental Laws, nor has the Company received any notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material, nor has the Company received any notice or request for information from any governmental agency or authority or other third party with respect to any of the foregoing, nor (ii) has it failed to timely file any report required to be filed, failed to acquire all necessary certificates, approvals and permits or failed to generate and maintain all required data, documentation and records under all applicable Environmental Laws.

          (f) To the Knowledge of the Company and the Controlling Shareholder, except as set forth in SCHEDULE 2.15, there are currently no underground storage tanks in or under the Property, and no underground storage tank was removed from the Property during the period that the Company maintained an interest in such Property.

          (g) The Company has made available to Purchaser all information in its and, to the Knowledge of the Company and the Controlling Shareholder, its Shareholders' possession regarding the environmental condition of the Property.

     2.16 INTELLECTUAL PROPERTY. The Company either own or have the right to use by license, sublicense, or other tangible agreement, all of the inventions, improvements, domestic and foreign patents and applications therefor, customer lists, copyrights, copyright-registrations and applications therefor, trademarks, trade names, service marks, trade dress, logos, rights in computer software, and all rights granted or retained in licenses under any of the foregoing which are material to the conduct of the business of the Company as presently conducted (collectively the "Intellectual Property"). None of the Intellectual Property used in connection with the conduct of the business of the Company is, or has been in the past five years, involved in, or the subject of, any pending or, to the Knowledge of the Company and the Controlling Shareholder, threatened infringement, interference, opposition or similar action, suit or proceeding to which the Company was a party. The material license fees, royalties and other amounts payable by the Company in connection with the use of the Intellectual Property, together with the terms and conditions on which, and periods for which such amounts are payable, are set forth in SCHEDULE 2.16.

     2.17 PREPAID EXPENSES. All prepaid expenses shown on the balance sheet of the most recent Financial Statements or subsequently paid by the Company and shown on the Final Closing Statement have been incurred solely in connection with the business and assets of the Company.

     2.18 RELATED PARTY TRANSACTIONS. Set forth on SCHEDULE 2.18 is a list of all material transactions (including, without limitation, employment contracts, debts, loans, advances, or other obligations, guarantees, indemnities, accounts and notes payable or receivable and service agreements) between the Company and any current officer, director or employee, Shareholders, or Affiliate of the Company (collectively, "Related Parties") which (a) were entered into and/or consummated subsequent to January 1, 1998; (b) are or will be effective as of the date hereof or at Closing, (c) constitutes a present or future liability or obligation of the Company to any Related Party; or (d) constitutes a present or future liability of any Related Party to the Company. For purposes of this Agreement, an "Affiliate" of a party is any individual, company or other entity that owns five percent (5%) or more of the voting or capital stock or other equity interest of such party or of which five percent (5%) of the voting or capital stock or other equity interest is owned or otherwise controlled by that party or an Affiliate of that party, as the case may be.

     2.19 LABOR MATTERS. Except as set forth on SCHEDULE 2.19, (a) the Company has not entered into nor is a party to any collective bargaining agreement, memorandum of understanding or other written document binding on the Company respecting terms and conditions of employment with respect to an identified group of employees with any labor union that would cover any employees of the Company and (b) none of the employees of the Company is subject to any collective bargaining agreement, memorandum of understanding or other written document binding on the Company respecting terms and conditions of employment with respect to an identified group of employees nor are any such employees, in their capacities as employees, represented by any labor union. As to the collective bargaining agreements disclosed on
SCHEDULE 2.19, the Company is not in material default thereunder. Except as set forth in SCHEDULE 2.19, there are no Claims, controversies, labor disturbances, or investigations pending, or to the Knowledge of the Company and the Controlling Shareholder, threatened, by any governmental agency or by employees of the Company or any party or parties representing any of such employees against the Company before any court, arbitrator or other tribunal. To the Knowledge of the Company and the Controlling Shareholder, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to the employees of the Company nor has there been in the last five (5) years. The Company has not experienced a work stoppage, strike, lock-out or other labor disturbance within the past five (5) years, and there is no work stoppage, strike, lock-out or other labor disturbance presently occurring, or, to the Knowledge
of the Company and the Controlling Shareholder, threatened.   The Company has
complied in all material respects with all applicable Legal Requirements relating to its employees, the employment of labor, and the safety and health of employees, including, without limitation, all applicable Legal Requirements relating to occupational health and safety, discrimination, unemployment, wages, hours, the Family and Medical Leave Act, collective bargaining, and the collection and payment of withholding taxes and similar taxes in respect of the business of the Company. Except as set forth in
SCHEDULE 2.19, there are no unfair labor practice charges, charges of discrimination, or other complaints pending against the Company involving employees now or previously employed by the Company.

     2.20 CUSTOMERS AND VENDORS. SCHEDULE 2.20 hereto is a correct and current list of the 20 largest customers and the 10 largest vendors of the Company during the 12-month period ended September 30, 1997, with the amount of sales made to each such customer or by each such vendor, as the case may be, during such period as reasonably ascertained from readily available information, such amounts being estimated in good faith as being within five percent (5%) of the actual sales made to or by such customer or vendor, as the case may be. Except as set forth on SCHEDULE 2.20, the Company does not have any information indicating that any of such customers or such vendors intends to cease doing business with the Company or materially alter the amount of the business that it conducts with the Company from the amount of business such customers or such vendors conducted with the Company during the last fiscal year.

     2.21 OTHER DISCLOSURES. In addition to the other disclosures required hereby, the following documents and information pertaining to the Company have been made available to the Purchaser:

          (a) true, correct and complete copies of each policy of insurance maintained by the Company, together with information on premiums, coverage, insurers, expiration dates and deductibles;

          (b) the location and name of each bank or other financial institution in which the Company has an account or line of credit, and the identity of each such account or line of credit, and each bank in which the Company has a safe deposit box, together with the names of all persons authorized to draw upon or have access thereto;

          (c) SCHEDULE 2.21(c) lists each corporate or trade name under which the Company or its predecessors, if any, has conducted business and the state and county in which any Real Property or personal property of the Company is located or has been located.

          (d) SCHEDULE 2.21(d) lists each power-of-attorney given by or on behalf of the Company.

     2.22 PARACHUTE PAYMENTS. Any bonuses or other compensation or amounts paid or payable by the Company, including amounts payable as a result of the transaction contemplated by this Agreement, have not resulted in and will not result in payments to "Disqualified Individuals" (as defined in Section 280G(c) of the Code) of the Company which, individually or in the aggregate, will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

     2.23 PRODUCT WARRANTY AND LIABILITY. All finished goods inventories manufactured by the Company in the operation of the Business (the "Products") have been in material conformity with all applicable contractual commitments and all express or implied warranties (including warranties imposed by the application of law) and, to the Knowledge of the Company and the Controlling Shareholder, no material liability exists or will arise for replacement or damage in connection with such sales or deliveries, except as are adequately reserved for on the Financial Statements. No Products heretofore sold by the Company are now subject to any guaranty, warranty, claim for product liability or patent or other indemnity, other than those sold in accordance with the standard terms and conditions of sale of the Business, true and complete copies of which have been made available to the Purchaser.

     2.24 ACCURACY. The representations and warranties made by the Company and the Shareholders to Purchaser set forth in this Agreement, the Disclosure Schedules to this Agreement, including any Updated Disclosure Schedule (as defined below) delivered to Purchaser prior to Closing, and the Related Agreements delivered and to be delivered pursuant to or in connection with this Agreement, do not include an untrue statement of material fact or omit to state any material fact necessary to make them, when taken together and in light of the circumstances in which they were or are made, not misleading in any material respect.

     2.25 BROKERS AND FINDERS. Except as set forth in SCHEDULE 2.25, no person or entity is entitled to any brokerage commission, finder's fee or like payment in connection with the transactions contemplated in this Agreement.

                                     ARTICLE 3
        ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CONTROLLING SHAREHOLDER

     Each Controlling Shareholder represents and warrants to Purchaser as follows:

     3.1 OWNERSHIP OF SHARES. Such Controlling Shareholder is now, and immediately prior to the Closing, such Controlling Shareholder will be, the owner of the Shares of the Company as set forth opposite the name of such Shareholder on SCHEDULE 2.2.

     3.2 AUTHORIZATION. Such Controlling Shareholder has full right and power to execute and deliver this Agreement and perform his obligations hereunder. This Agreement and all other documents and instruments executed or to be executed by such Controlling Shareholder pursuant to this Agreement have been, or will have been, duly executed and delivered by such Controlling Shareholder.

     3.3 ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of such Controlling Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

                                     ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

     Parent and Purchaser, jointly and severally, represent and warrant to Shareholders and the Company as follows:

     4.1 ORGANIZATION AND STANDING OF PURCHASER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to perform their obligations hereunder. Parent owns all the outstanding capital stock of Purchaser.

     4.2 AUTHORIZATION. The execution and delivery of this Agreement, and all other agreements, documents and instruments executed or to be executed by the Purchaser and Parent in connection herewith (the "Purchaser Related Agreements"), and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Parent and Purchaser. This Agreement, and the Purchaser Related Agreements have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Parent and Purchaser.

     4.3 ENFORCEABILITY. This Agreement constitutes, and each of the Purchaser Related Agreements when duly executed and delivered will constitute, the valid and legally binding joint and several obligations of Parent and Purchaser, enforceable against Parent and Purchaser, jointly and severally, in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

     4.4 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution and delivery of this Agreement, and the Purchaser Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation or default under any provision of the Certificate of Incorporation or Bylaws of Parent or Purchaser, or of any material mortgage, indenture, trust, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Purchaser or any of their respective properties, the result of which (either individually or in the aggregate) will prevent or materially delay the consummation of the transactions contemplated hereby.

     4.5 GOVERNMENTAL AUTHORIZATIONS, CONSENTS. No consents, licenses, approvals or authorizations of, and registrations or declarations with, any governmental authority, bureau, agency or commission, or any third party, are required to be obtained or made by Parent or Purchaser in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the Purchaser Related Agreements or the Merger contemplated hereby.

     4.6 MW COMMON STOCK. The MW Common Stock when issued will have been duly authorized, validly issued, fully paid and nonassessable, and the record date of issuance on the Parent's (and its transfer agent's) books shall be the Closing Date, and each share of MW Common Stock issued to Shareholders hereunder shall be free and clear of any lien, pledge, charge, adverse claim, security interest, restriction, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option or right to purchase of any kind.

     4.7 LITIGATION. No action, suit, proceeding or governmental investigation is pending or, to the best of Parent's and Purchaser's knowledge, threatened, at law or in equity, which seeks to question, delay or prevent the consummation of all or any portion of the transactions contemplated hereby.

     4.8 SECURITIES ACT OF 1933. Purchaser is an "accredited investor" as defined under Rule 501 of Regulation D under the Securities Act of 1933, as amended

     4.9 BROKERS AND FINDERS. No person or entity is entitled to any brokerage commission, finder's fee or like payment from Parent or Purchaser in connection with the transactions contemplated in this Agreement.

     4.10 PURCHASER'S KNOWLEDGE. No officer or director of Parent or Purchaser has actual knowledge, as of the date hereof, of any state of facts which, in the judgment of Parent or Purchaser, will give rise to a Shareholder Indemnified Obligation or a Purchaser Indemnified Obligation, except for such matters as have been previously disclosed in writing to the Shareholders, the Company or their representatives.

     4.11 SEC DOCUMENTS. Parent has timely filed all required reports, schedules, forms, statements, exhibits and other documents with the SEC since December 31, 1996 (the "SEC Documents") and is qualified, and has obtained or will obtain, without delay to the registration process, all appropriate waivers necessary to allow Parent to register the MW Common Stock on SEC Form S-3. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent and its subsidiaries included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by SEC Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as of the date thereof and their statements of operations, changes in shareholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its subsidiaries or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of its last filed Form 10-K or 10-Q.

     4.12 ACCURACY. The representations and warranties made by the Parent and Purchaser to Company and Shareholders set forth in this Agreement and the Purchaser Related Agreements, instruments and documents delivered and to be delivered pursuant to or in connection with this Agreement do not include an untrue statement of material fact or omit to state any material fact necessary to make them, when taken together and in light of the circumstances in which they were or are made, not misleading in any material respect.

     4.13 INVESTIGATION. Parent and Purchaser have conducted inspections of the properties and financial and other records of the Company and other due diligence with respect to the Company. Parent and Purchaser have had an opportunity to ask questions of the Company and the Controlling Shareholder relating to the Company and management and financial affairs of the Company, which questions have been answered to Parent and Purchaser's satisfaction, and to examine all books and records of the Company. Parent and Purchaser acknowledge that they have made their own independent investigation, examination, analysis and evaluation of the Company including, without limitation, Parent and Purchaser's own estimate of the value of the Company's business.

                                     ARTICLE 5
              COVENANTS OF THE COMPANY AND THE CONTROLLING SHAREHOLDER

     5.1 CONDUCT OF BUSINESS. The Company agrees that, between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or referred to in a Disclosure Schedule, and except as may be necessary to carry out the transactions contemplated by this Agreement, the Company without Purchaser's written consent (which consent will not be unreasonably withheld or delayed) or as requested by Purchaser, did not or will not:

          (a)  amend its Articles of Incorporation or Bylaws;

          (b) make any material change in its practices, operations or policies with respect to the selling of goods or services, collecting accounts receivable and/or paying accounts payable except in the ordinary course of business;

          (c) conduct its business in a manner that materially departs from the manner in which such business was being conducted prior to the date of this Agreement;

          (d) except as set forth in SCHEDULE 2.8 increase the rate or change the form of compensation payable to any director, officer or employee of the Company or increase any employee benefits, except in the ordinary course of business in accordance with past practice in an amount not to exceed 3% in any one case or the payment of bonuses in an aggregate amount of $25,000;

          (e) purchase or dispose of any properties or other assets, except in the ordinary course of business or as set forth in SCHEDULE 1.7;

          (f) declare, set aside, pay or make any dividend or other distribution in respect of any outstanding shares of the Company's capital stock other than distributions to Shareholders to pay income taxes and distributions to Shareholders charged against their respective Accumulated Adjustments Account, if applicable;

          (g) issue or sell any shares of the Company's capital stock (whether or not from the treasury) or any other securities; grant any options, convertibility rights, rights to subscribe for shares of capital stock or securities convertible into or exchangeable for shares of capital stock, warrants, calls or other agreements relating to the Company's capital stock; split up, combine, reclassify, redeem, repurchase or otherwise reacquire any of the Company's capital stock, or otherwise change its capitalization;

          (h) except as required by regulation or generally accepted accounting principles, maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods, make any change in any of its books, accounting methods or practices, or reclassify any assets or liabilities;

          (i) cancel, terminate, renew or amend any Material Contract or enter into any contract, agreement, lease, license or commitment which would be a Material Contract if such had existed on the date hereof, except in the ordinary course of business;

          (j) merge or consolidate with or into any other person or entity or sell or dispose of all or substantially all of the Company's assets to any person or entity, or initiate or participate in negotiations with any person or entity with respect to any of the foregoing;

          (k) invest in certificates of deposit in any one bank if such investment in the aggregate exceeds $100,000 at any time;

          (l) incur any direct or contingent liability for borrowed money or guarantee the monetary obligations of any other person or entity, other than indebtedness to be included in the Debt, or make any monetary investment in, advance to or loan to any person or entity other than in the ordinary course of business;

          (m) fail to make maintenance expenditures and maintain inventories in the amounts and at the times required to operate its business in the ordinary course consistent with past practice;

          (n) implement or adopt any change in its tax methods, principles or elections;

          (o) fail to pay accounts payable or collect accounts receivable in accordance with past practices;

          (p) enter into any transaction outside the ordinary course of business; or

          (q)  agree or commit to do any of the foregoing.

     Nothing contained in this Section 5.1 or elsewhere in this Agreement shall be deemed in any way as prohibiting the Company from using cash, cash equivalents or other current assets to reduce or pay off Debt prior to Closing.

     5.2 ACCESS. The Company agrees that, between the date of this Agreement and the Closing Date, the Company shall, after receiving reasonable advance notice from Purchaser, give Parent, Purchaser and their Associates (as defined in Section 6.1) reasonable access (during normal business hours) to the books, records, contracts and offices of the Company for the purpose of enabling such parties to further investigate and inspect the business, operations and financial and legal affairs of the Company.

     5.3 NO SOLICITATION OR NEGOTIATION. The Company and Controlling Shareholder agree that between the date of this Agreement and the earlier of the Closing Date or the date this Agreement otherwise terminates, they will not, nor will they permit any officer, director, Shareholder or agent of Shareholders the Company to, (i) solicit any proposal or offer from any person or entity (other than Purchaser) relating to the sale of the Company, its capital stock or any material portion of its assets, (ii) provide any non-public information to any person or entity (other than Purchaser) for use in preparing any proposal or offer relating to the sale of the Company or its capital stock or any material portion of its assets, or (iii) respond to or enter into any negotiations regarding any proposal or offer from any person or entity (other than Purchaser) with respect to the foregoing.

     5.4 FILINGS AND CONSENTS. Where required by applicable law, the Company and the Controlling Shareholder shall use commercially reasonable efforts to do each of the following:

          (a) as soon as practicable after the date of this Agreement, file with the appropriate governmental authority any notification form required to be filed by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to this Agreement and the transactions contemplated hereby, together with a request for early termination of the applicable waiting period;

          (b) after consultation with Purchaser, make any additional filing required to be made by the Company under the HSR Act and promptly furnish to the appropriate governmental authority such additional information as may be requested under the HSR Act;

          (c) make or give each filing or notice required to be made or given pursuant to any applicable Legal Requirement, Material Contract or Permit by the Company or Shareholders in connection with the execution and delivery of any of this Agreement or in connection with the consummation or performance of any of the transactions contemplated hereby; and

          (d) obtain an agreement from each Creditor to terminate its lien and lien filings upon payment of the amounts specified in such Creditor's respective Payoff Letter to the extent that Purchaser decides to pay off a Debt at Closing and each consent required to be obtained pursuant to any applicable Legal Requirement, Permit or Material Contract by the Company or Shareholders in connection with the execution and delivery of any of this Agreement or in connection with the consummation or performance of the transactions contemplated hereby. Except as to liens related to Leased Property to be acquired by Purchaser pursuant to Section 7.5, Company shall pay all reasonable costs of obtaining such releases and consents which costs shall be a Company Expense.

     5.5 UPDATED DISCLOSURE SCHEDULES. Between the date of this Agreement and the Closing Date, if any Controlling Shareholder or the Company becomes aware of any fact or condition that causes any of the representations and warranties in this Agreement to become untrue, misleading, or inaccurate in any material respect, such party will promptly deliver to Purchaser an updated Disclosure Schedule ("Updated Disclosure Schedule") setting forth the facts or conditions that cause such representation, warranty, or Disclosure Schedule to become untrue, misleading, or inaccurate.

                                     ARTICLE 6
                         COVENANTS OF PARENT AND PURCHASER

     Parent and Purchaser each agree with the Company that:

     6.1 CONFIDENTIALITY. Parent and Purchaser shall hold in strict confidence, and cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants, financing sources and representatives and those of its affiliates ("Associates") to hold in strict confidence, all documents and information obtained with respect to the Company ("Confidential Information"). Neither Parent nor Purchaser shall permit any Confidential Information to be utilized or to be disclosed or conveyed to any other person or entity other than their Associates in furtherance of this Agreement. Without limiting the generality of the foregoing, and except as required by law or as permitted by Section 7.4, (i) neither Parent nor Purchaser shall disclose to any person or entity, and shall not permit any of their Associates to disclose to any person or entity, the existence of this Agreement or any of the terms or provisions hereof and
(ii) except in the ordinary course of business, neither Parent nor Purchaser shall contact any customers or employees of the Company, and neither Parent nor Purchaser shall not permit any of their Associates to contact any customers or employees of the Company, without the prior consent of an officer of the Company. This Section 6.1 shall terminate if and when the Closing occurs in accordance with Article 1 of this Agreement, or within three years of the date of execution of this Agreement, whichever occurs first.

     6.2 FILINGS AND CONSENTS. Where required by applicable law, Parent and Purchaser shall use commercially reasonable efforts to do each of the following:

          (a) as soon as practicable after the date of this Agreement, file with the appropriate governmental authority any notification form required to be filed by Parent or Purchaser under the HSR Act with respect to this Agreement and the transactions contemplated hereby, together with a request for early termination of the applicable waiting period;

          (b) after consultation with the Controlling Shareholder, make any additional filing required to be made by Parent or Purchaser under the HSR Act and promptly furnish to the appropriate governmental authority such additional information as may be requested under the HSR Act;

          (c) make or give each other filing or notice required to be made or given pursuant to any applicable Legal Requirement by Purchaser in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the transactions contemplated hereby; and

          (d) obtain each consent required to be obtained by Parent or Purchaser pursuant to any applicable Legal Requirement or material contract to which Parent or Purchaser is a party or by which either of them is bound in connection with the execution and delivery of any of this Agreement or in connection with the consummation or performance of the transactions contemplated hereby.

     6.3 FILING OF FINAL TAX RETURNS. Parent and Purchaser agree to timely file all final Tax Returns for and on behalf of the Company which are required to be filed subsequent to the Closing, and to deliver copies thereof to the Shareholders' Representative promptly after filing the same.

     6.4 OFFICER AND DIRECTOR INDEMNIFICATION. Parent and Purchaser agree to include and maintain provisions in the Certificate of Incorporation and Bylaws of the Surviving Corporation which provide indemnification for the directors and officers of the Company immediately prior to the Effective Time to the maximum extent provided by such documents and applicable corporate law and to indemnify such directors and officers to the maximum extent provided by applicable corporate law. In addition, Parent and Purchaser shall include such persons as additional insureds under Parent's Director and Officer Insurance Policy if they can do so without substantial additional cost.

     6.5 BENEFIT PLANS AND RELATED MATTERS. Except for employees subject to collective bargaining agreements and subject to the provisions of Parent's policies and programs, any employee of the Company retained by Purchaser or its affiliates after the Closing Date (each, a "Transferred Employee") shall be eligible to participate or eligible for accrual of benefits, vesting and contributions or accruals to be made or credited following the Closing Date under each of Parent's employee benefit plans, programs or arrangements available to all or substantially all of Parent's employees, subject to the terms upon which such plans allow new participation by Purchaser's employees. Each Transferred Employee shall be credited with the time-in-service that the employee accrued with the Company.

                                     ARTICLE 7
                              COVENANTS OF ALL PARTIES

     The parties hereto agree that:

     7.1 COMMERCIALLY REASONABLE EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated by this

Agreement. The Company, Controlling Shareholder, Parent and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     7.2 POOLING OF INTERESTS. Each of Parent, Purchaser and the Company shall use its respective commercially reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of Parent's and the Company's independent certified public accountants, respectively, and to be accepted by the SEC, and each of Parent, Purchaser and the Company and the Controlling Shareholder agree that they will not knowingly take any action that would cause such accounting treatment not to be obtained.

     7.3 CERTAIN FILINGS, ETC. The Company, Parent and Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
(b) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

     7.4 PUBLIC ANNOUNCEMENTS. The parties agree not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby prior to the Closing without the prior consent of Purchaser and Company (which consent shall not be unreasonably withheld or delayed), except to the extent that any party hereto is required by law to make any such disclosure and such party notifies the other parties hereto a reasonable time before making such disclosure of the nature and content of the intended disclosure, and consults with such other parties regarding the nature and content of such disclosure.

     7.5 REAL ESTATE AND EQUIPMENT. The parties agree to negotiate, execute and deliver prior to Closing, mutually acceptable purchase and sale contracts (the "Sale Documents") for the purchase by Purchaser of the Leased Property currently occupied by the Company, and equipment leased and used by the Company (the "Equipment") which is owned in whole or in part by Related Parties of the Company and which must be acquired by the Purchaser as part of the acquisition of the Company in order for the transactions described herein to be accounted for as a pooling of interests. Notwithstanding the form of the transaction pursuant to which the Leased Property is to be so transferred, the Sale Documents shall contain (a) terms and conditions which are essential to effectuate such transfer in a form acceptable to Purchaser and (b) provisions similar to those set forth in Sections 1.1(f) and 1.10 hereof relating to the MW Common Stock delivered in connection therewith.
The Sale Documents shall provide for a purchase price for the Leased Property of the greater of nine times current annual rentals for, or fair market value of, the Leased Property and the fair market value for the Equipment. The fair market value of the Leased Property and Equipment shall be based on third-party appraisals. In addition, the purchase price shall be increased by all cash and cash equivalents acquired by Purchaser pursuant to the Sale Documents valued at their U.S. dollar value. The purchase price shall be net of any mortgages assumed by Purchaser. The purchase price and the amount of any pre-payment penalties incurred by the Sellers for pre-paying any mortgages shall be paid by Purchaser to the Sellers in additional MW Common Stock based on the MW Common Valuation.

                                     ARTICLE 8
                   CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

     The obligation of Purchaser to consummate the Merger, pay the Merger Consideration, discharge the Debt, and otherwise consummate the transactions contemplated hereunder is subject to the satisfaction as of the Closing Date, of the following conditions (any of which may be waived by Purchasers in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants set forth in Articles 2 and 3 and Section 5.1, without giving effect to any Updated Disclosure Schedule delivered to Purchaser after the date hereof, do not contain any misrepresentation or breach of warranty which is likely to cause a Material Adverse Effect as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date or (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement.

     8.2 SHAREHOLDER APPROVAL. Approval of this Agreement and the transactions contemplated hereby shall have been validly obtained by the requisite vote of the shareholders of the Company under applicable law.

     8.3 PERFORMANCE. Shareholders and the Company having performed, in all material respects, all obligations required by this Agreement to be performed by Shareholders and the Company on or before the Closing Date including without limitation the covenants set forth in Article 5.

     8.4 CERTIFICATE. Purchaser having received from a duly authorized officer of the Company a certificate dated the Closing Date confirming that the conditions in Section 8.1 and 8.2 have been met and confirming, to the best of such persons' knowledge, that the condition of Section 8.3 has been met.

     8.5 DEBT CERTIFICATES AND PAYOFF LETTERS. Purchaser having received the Debt Certificate and the Payoff Letters.

     8.6 NO INJUNCTION. There not being in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Purchaser that prohibits the consummation of the transactions contemplated in this Agreement.

     8.7 NO MATERIAL ADVERSE EFFECT. There having been no Material Adverse Effect on the Company since September 30, 1997.

     8.8 CONSENTS. All required consents, licenses, approvals, estoppel certificates, releases of Encumbrances, acknowledgments of payment in full and authorizations, as set forth on SCHEDULE 2.5, having been obtained and delivered to Purchaser.

     8.9 SHAREHOLDER REPRESENTATION AND AFFILIATE LETTER. Shareholders having executed letters in the form of EXHIBIT C.

     8.10 LEGAL OPINIONS. Purchaser having received from counsel to the Company an opinion in substantially the form of EXHIBIT D attached hereto.

     8.11 CERTIFICATE OF SECRETARY. The Company having delivered a certificate, signed by the secretary of the Company, certifying (i) current copies, as amended, of the Articles of Incorporation and Bylaws of the Company and (ii) the resolutions of the board of directors and the shareholders of the Company authorizing this Agreement and the transactions contemplated hereby.

     8.12 ESCROW AGREEMENTS. Shareholders, the Company, and the Escrow Agent (as defined in the Escrow Agreement) having executed and delivered the Escrow Agreement.

     8.13 NON-COMPETE AGREEMENTS. Daniel W. Cain and Louis A. Mayle having executed non-compete agreements in the form attached as EXHIBIT E providing for a covenant not to compete of five years from the date of Closing and three years from the date of such Shareholder's termination of employment with Purchaser or one of its Affiliates, whichever is later.

     8.14 UCC-3S. The Company having delivered UCC-3 Termination Statements for all the secured Debt to be paid off at Closing, or a Payoff Letter from the holder thereof agreeing to deliver the same after receipt of immediately available funds sufficient to pay off in full the secured Debt.

     8.15 HSR ACT. All applicable waiting periods under the HSR Act relating to transactions contemplated hereby having expired or been terminated.

     8.16 ACCOUNTING, TAX MATTERS. Purchaser is not aware of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a tax-free reorganization under the Code, or (ii) prevent the transaction from qualifying for the pooling of interests method of accounting.

     8.17 REAL ESTATE AND EQUIPMENT PURCHASES. The Sale Documents shall have been executed and delivered by the Purchaser and the other parties thereto, the conditions to purchase of the subject real estate shall have been satisfied and the acquisition of the Leased Property and equipment shall have occurred simultaneously with the Closing of the Merger.

     8.18 NO DISCOVERY. Purchaser not being informed of or otherwise having discovered any matter or matters which would constitute a Purchaser Indemnified Obligation or which would represent a Material Adverse Effect on the Company.

     8.19 DOCUMENTATION. All agreements, documents and instruments incidental to the performance of the transactions contemplated by this Agreement being in a form and substance reasonably satisfactory to Purchaser and its legal counsel and Purchaser having received copies of all documents that they may have reasonably requested in connection with such transactions.

     8.20 APPROVAL OF PURCHASER'S BOARD. The Board of Directors of Purchaser and Parent shall have approved this Agreement and the transactions contemplated herein.

                                     ARTICLE 9
                 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO CLOSE

     The obligation of the Company to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived in whole or in part by Shareholders):

     9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Purchaser set forth in Article 4 being accurate in all material respects (except for the representations and warranties set forth in Section 4.6, which shall be true and accurate) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing Date.

     9.2 PERFORMANCE. Parent and Purchaser having performed, in all material respects, all obligations required by this Agreement to be performed by Parent and Purchaser on or before the Closing Date.

     9.3 CERTIFICATE. The Company having received from duly authorized officers of Purchaser a certificate dated the Closing Date confirming that the condition in Section 9.1 has been met and confirming, to the best of such persons' knowledge, that the condition of 9.2 has been met.

     9.4 NO INJUNCTION. There not being in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Shareholders or the Company that prohibits the consummation of the transactions contemplated by this Agreement.

     9.5 LEGAL OPINION. The Company having received from counsel to Purchaser and Parent an opinion in substantially the form of EXHIBIT F attached hereto.

     9.6 TAX OPINION. The Company and Shareholder having received an opinion of Rothgerber Johnson & Lyons LLP, in form and substance reasonably satisfactory to the Company, to the effect that the Merger and the issuance of shares of MW Common Stock in connection therewith, as described herein, shall constitute a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

     9.7 ESCROW AGREEMENTS. Purchaser and the Escrow Agent having executed and delivered the Escrow Agreement and the Working Capital Escrow Agreement.

     9.8 HSR ACT. All applicable waiting periods under the HSR Act relating to transactions contemplated hereby having expired or been terminated.

     9.9 DOCUMENTATION. All agreements, documents and instruments incidental to Purchaser's and Parent's performance of the transactions contemplated by this Agreement, being in a form and substance reasonably satisfactory to Shareholders and their legal counsel.

     9.10 MATERIAL ADVERSE EFFECT. There having been no material adverse effect on Purchaser or Parent since September 30, 1997.

     9.11 REAL ESTATE AND EQUIPMENT PURCHASES. The Sale Documents shall have been executed and delivered by the Purchaser and the other parties thereto, the conditions to purchase of the subject real estate shall have been satisfied and the acquisition of the Leased Property and equipment shall have occurred simultaneously with the Closing of the Merger.

                                     ARTICLE 10
                              TERMINATION OF AGREEMENT

     10.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

          (a)  by the mutual agreement of the Company and Purchaser;

          (b) by Purchaser at any time after June 30, 1998 if any condition set forth in Article 8 shall not have been satisfied or waived and Parent or Purchaser is not in material breach of this Agreement;

          (c) by the Company at any time after May 29, 1998 if any condition set forth in Article 9 shall not have been satisfied or waived and the Company is not in material breach of this Agreement;

          (d) by Purchaser at any time if it determines that any representation or warranty set forth in Section 2 or Section 3 is inaccurate in any material respect;

          (e) by Purchaser if any Updated Disclosure Schedule delivered to Purchaser under Section 5.5 causes any representation or warranty set forth in Section 2 or 3 to be inaccurate in any material respect; or

          (f) by the Company at any time if it determines that any representation or warranty set forth in Section 4 is inaccurate in any material respect.

     10.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 10.1:

          (a) Purchaser shall promptly destroy or cause to be returned to the Company all Confidential Information, including any copies made by or supplied to Purchaser or any of Purchaser' Associates of any such Confidential Information;

          (b) Each party shall pay its own costs and expenses and no party hereto shall have any obligation or liability to the other parties hereto; PROVIDED, HOWEVER that the parties hereto shall remain bound by the provisions of Sections 6.1 and 7.4 and Article 12.

                                     ARTICLE 11
                          CERTAIN REMEDIES AND LIMITATIONS

     11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties made by the Company and Controlling Shareholder in this Agreement, in any Schedule or in any certificate delivered pursuant hereto, shall survive the Closing until May 10, 1999, provided that there shall be no termination of the obligation to indemnify for a claim involving any such representation or warranty provided a Claim Notice has been delivered prior to May 10, 1999. The representations and warranties of any party shall be unaffected by any investigation made by or on behalf of the other parties or by knowledge obtained as a result thereof or otherwise. All representations and warranties made by Parent and the Purchaser as to any fact or condition on or before the Closing Date, in this Agreement, or in any certificate delivered pursuant hereto, shall survive the Closing.

     11.2 INDEMNIFICATION BY SHAREHOLDERS.

          (a) The Purchaser and the Company and their respective Affiliates and their respective officers, directors, shareholders, agents, representatives, consultants, employees and affiliates, and all of their respective heirs, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") shall be indemnified and held harmless, jointly and severally by the Shareholders entitled to receive the Merger Consideration, solely out of the portion of the Merger Consideration deposited in the Escrow Account, against and in respect of the net amount (determined after deduction of the amount of any insurance proceeds recovered and any benefits inuring to the Purchaser as a result of the timing for income tax purposes of deductions for such losses as compared to the timing of recoveries under insurance or this Section 11.2):

               (i) of any and all liabilities, obligations, losses, damages, diminutions of value, liens and deficiencies of any kind or nature ("Losses") not accrued or reserved for in the Final Closing Statement which exist, or which are imposed on, incurred by or asserted against any one or more of the Purchaser Indemnified Parties,

                    (A) based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation, warranty, statement, certification, agreement or covenant made by the Company or any Shareholder in this Agreement, any Related Agreement, any Disclosure Schedule hereto or thereto;

                    (B) based upon, resulting from or arising out of any claim, litigation or proceeding brought by any third-party based upon, resulting from, arising out of or concerning any event, fact or circumstance, if and to the extent that such event, fact or circumstance arises out of or relates to the ownership or operation of the Company prior to Closing;

                    (C) arising out of the cost of any required remediation under Environmental Laws of any of the properties now or previously owned, leased, used, occupied or contaminated by the Company, if the materials and/or conditions requiring such remediation existed as of the Closing;

                    (D) in the nature of Taxes for periods through the Closing for which the Company is liable to the extent that an appropriate tax authority has asserted a claim and (i) such Taxes are not reflected on the Financial Statements and did not arise in the ordinary course of business after the date thereof, (ii) such Taxes should have been but were not reflected in any return filed by the Company prior to the Closing, (iii) such Taxes were required to be paid prior to the Closing and were not so paid, or (iv) such Taxes result from the failure by the Company prior to the Closing to comply with any legal requirements relating to information reporting or withholding and payment over of taxes with respect to payments made to third parties;

                    (E) the amount of any brokerage commission, finder's fee or like payment in connection with the transactions contemplated in this Agreement to the extent not included in Company Expenses included in the calculation of the Merger Consideration;

               (ii) of any cost or expenses (including, without limitation, settlement costs and reasonable attorneys', accountants' and experts' fees and court costs) incurred by Purchaser Indemnified Parties in connection with any of the foregoing (including, without limitation, any reasonable cost or expense incurred by Purchaser Indemnified Parties in enforcing their rights pursuant to this
     Section 11.2).

     Each of the above is for purposes of this Agreement a "Purchaser Indemnified Obligation."

          (b)  Claims for indemnification under Section 11.2(a)(i)(B), (C) or
(D), above, may be made regardless of whether or not the matter giving rise to such claim would constitute a breach of a representation and warranty made in this Agreement, any Related Agreement, any Disclosure Schedule hereto and thereto or any other written document. No Purchaser Indemnified Party shall be required to make any claim or demand against any other person or entity prior to the making of any claim or demand for indemnification or at any other time. Shareholders agree that, notwithstanding any other provision of this Agreement, any Related Agreement or applicable Legal Requirements, Purchaser Indemnified Parties shall offset all valid claims for indemnification against the Escrow Account in accordance with the terms of the Escrow Agreement.

     11.3 LIMITATIONS ON REPRESENTATIONS, WARRANTIES AND LIABILITIES OF SHAREHOLDERS.

          (a) Notwithstanding anything to the contrary in this Agreement, Shareholders shall not be liable to the Purchaser Indemnified Parties, except under the Escrow Agreement as provided therein. The total amount of payments that the Shareholders may be required to make thereunder shall be limited in the aggregate to the Escrow Amount, which is the sole source of Purchaser's indemnification and the Shareholders' cumulative liability shall in no event exceed the Escrow Amount.

          (b) No payment shall be required to be made for Purchaser Indemnified Obligations unless a Claim Notice (as defined below) with respect thereto has been delivered to Shareholders on or prior to May 10, 1999.

          (c) Notwithstanding anything to the contrary in this Agreement, and except for "willful," knowing or intentional breaches of the representations and warranties contained herein, no claim for indemnification may be made by any Purchaser Indemnified Party unless and until the aggregate amount of Losses and/or other amounts claimed for indemnification by the Purchaser Indemnified Parties exceeds $25,000, and then only for the amount by which such Losses and other amounts claimed exceed $25,000.

     11.4 INDEMNIFICATION BY PARENT AND PURCHASER.

          (a) Parent and Purchaser will, jointly and severally, indemnify and hold harmless Shareholders and their respective affiliates, officers, directors, partners, stockholders, agents, representatives, consultants and employees, and all of their respective heirs, successors and permitted assigns (collectively, the "Shareholder Indemnified Parties") from and against the net amount (determined after deduction of the amount of any insurance proceeds recovered):

               (i) of any and all Losses which exist, or which are imposed on, incurred by or asserted against any one or more of the Shareholder Indemnified Parties:

                    (A) based upon, resulting from or arising out of or as to which there was any breach or inaccuracy of any representation, warranty, statement, certification, agreement, obligation or covenant made by Parent or Purchaser in this Agreement, any Purchaser Related Agreement or in any other written document;

                    (B) based upon, resulting from or arising out of any claim, litigation or proceeding brought by any third party based upon, resulting from arising out of or concerning any event, fact or circumstance, if and to the extent that such event, fact or circumstance arises out of or relates to the ownership or operation of the Company after the Closing;

                    (C) arising out of the cost of remediating under Environmental Laws any of the properties now owned, leased, used, occupied or contaminated by the Company, if the conditions requiring such remediation did not exist prior to the Closing;

                    (D) in the nature of Taxes which arise subsequent to the Closing;

                    (E) the amount of any brokerage commission, finder's fee or like payment in connection with the transactions contemplated in this Agreement;

               (ii) of any cost or expenses (including, without limitation, settlement costs and reasonable attorneys', accountants' and experts' fees and court costs) incurred by Shareholder Indemnified Parties in connection with any of the foregoing (including, without limitation, any reasonable cost or expense incurred by Shareholder Indemnified Parties in enforcing their rights pursuant to this Section 11.4).

     Each of the above is for purposes of this Agreement a "Shareholder Indemnified Obligation."

          (b)  Claims for indemnification under Section 11.4(a)(i)(B), (C) or
(D), above, may be made regardless of whether or not the matter giving rise to such claim would constitute a breach of a representation and warranty made in this Agreement, any Related Agreement, any Disclosure Schedule hereto and thereto or any other written document. No Shareholder Indemnified Party shall be required to make any claim or demand against any other person or entity prior to the making of any claim or demand for indemnification or at any other time.

     11.5 LIMITATIONS ON LIABILITY OF PURCHASER.

          (a) No payment shall be required to be made for Shareholders Indemnified Obligations unless a Claim Notice with respect thereto has been delivered to Purchaser on or prior to the third anniversary of the Closing.

          (b)  Any amounts payable by Purchaser to Shareholders under this
Article 11 shall be payable in MW Common Stock at the MW Common Stock Valuation.

     11.6 INDEMNIFICATION CLAIMS.

          (a) If either a Purchaser Indemnified Party, on the one hand, or a Shareholder Indemnified Party, on the other hand, (the "Claimants") wishes to assert an indemnification claim hereunder, the Claimant shall deliver to Shareholders, if a Purchaser Indemnified Party, or to Purchaser, if the Claimant is a Shareholder Indemnified Party, a written notice (a "Claim Notice") setting forth:

              (i)   the matter giving rise to the Claim for indemnification,

              (ii) a detailed description of all of the facts and circumstances known to Claimant giving rise to the Claim, and

              (iii) a detailed description of, and a reasonable estimate of the total amount of, the monetary amounts actually incurred or expected to be incurred for which indemnification is sought.

          (b) Purchaser Indemnified Parties and Shareholder Indemnified Parties are referred to herein as "Indemnified Parties," and the persons from whom indemnification may be sought pursuant to this Section 11.6 are referred to as an "Indemnifying Party"). Within twenty (20) days after receipt of any Claim Notice, the Indemnifying Parties will (i) acknowledge in writing their responsibility for all or part of such matter for which indemnification is sought under this Article 11, and will either (x) pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged, or (y) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of their obligations hereunder, and/or (ii) give written notice to the Indemnified Party of their intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter.

     11.7 DEFENSE OF THIRD PARTY ACTIONS. If an Indemnified Party receives notice or otherwise obtains Knowledge of any Claim or any threatened Claim that may give rise to an indemnification claim against an Indemnifying Party, then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such Claim in reasonable detail. The untimely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall relieve the Indemnifying Party of liability with respect to such Claim to the extent it has been prejudiced by lack of timely notice under this Article 11 with respect to such Claim. The Indemnifying Party shall have the right, at its option to assume the defense of any such Claim with its own counsel, reasonably satisfactory to the Indemnified Party, provided that Shareholders may not assume the defense of any Claim unless there are sufficient amounts in the Indemnification Escrow Amount to fully indemnify Purchaser Indemnified
Parties against the amount of such Claim and all other pending Claims against the Escrow Amount. If the Indemnifying Party elects to assume the defense of and indemnification for any such Claim, then:

          (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys' fees or other expenses incurred on behalf of the Indemnified Party in connection with such matter following the Indemnifying Party's election to assume the defense of such matter so long as the Indemnifying Party continues to diligently conduct such defense;

          (b) the Indemnified Party shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party's Associates that the Indemnifying Party considers such necessary or desirable for the defense of such matter at the expense of the Indemnifying Party and shall make available to the Indemnifying Party reasonable access to Indemnified Party's personnel;

          (c) the Indemnified Party shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Claim (with the Indemnifying Party to reimburse Indemnified Party for third-party, out-of-pocket expenses) and the Indemnified Party shall not be required to take any such action or execute any document which imposes any equitable or unindemnified liability remedy on any Indemnified Party or would adversely affect the business or operations of the Company;

          (d) the Indemnified Party shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such Claim (with the Indemnifying Party to reimburse Indemnified Party for third-party, out-of-pocket expenses); and

          (e) the Indemnified Party shall not admit any liability with respect to such Claim.

     If the Indemnifying Party fails or refuses to assume the defense of and indemnification for such Claim, then the Indemnified Party shall proceed diligently to defend such Claim with the assistance of counsel, and the Indemnifying Party shall thereafter reimburse Indemnified Party on a current basis, in accordance with the procedures set forth in this Agreement, as requested by Indemnified Party for all costs and expenses of defense for which Indemnified Party is entitled to indemnification pursuant to the terms of this Agreement. No third party Claim may be settled by the Indemnified Party without notice to, and the written consent of, the Indemnifying Party which consent must not be unreasonably withheld. If such consent is not given, or written notice that it is being withheld and the reasons therefor has not been received, by the Indemnified Party within 15 days after such notice has been received by the Indemnifying Party, the consent of the Indemnifying Party to such settlement shall be deemed given.

     11.8 SUBROGATION. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to any Indemnified Party, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party affiliates may have against any other person (other than any Purchaser Indemnified Party or Shareholders Indemnified Party) with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnifying Party to use the name of the Indemnified Party and the names of the Indemnified Party's affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnified Party to perfect or exercise the Indemnifying Party's right of subrogation hereunder.

     11.9 EXCLUSIVITY. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this
Article 11 shall be the sole and exclusive right and remedy exercisable by any person or entity entitled to indemnification hereunder with respect to any breach by the other party hereto of any representation or warranty or any other indemnity obligation hereunder.

     11.10 RETENTION OF RECORDS. From and after the date of this Agreement, Purchaser shall preserve, and shall cause the Company to preserve, all books, records and other documents, materials and information relevant to the representations, warranties and covenants set forth in this Agreement until the later of four (4) years following the Closing Date or for such longer period as the rights of the parties hereunder may exist. At all times after the Closing Date, Purchaser and the Company shall give Shareholders and Shareholders' Associates reasonable access to such books, records and other documents, materials and information of the Company relating to the operation of the business of the Company up to and including the Closing Date.

                                     ARTICLE 12
                                   MISCELLANEOUS

     12.1 CERTAIN DEFINITIONS. For purposes of this Agreement, a contract, obligation, liability, transaction, change, breach, encumbrance, proceeding or other matter or event shall not be deemed "material" if the monetary amount involved is less than 0.1% of the Merger Consideration. A "Material Adverse Effect" is a material adverse effect on the business, operations, assets or financial condition or results of the Company taken as a whole. "Knowledge" means, with respect to an individual, the actual present Knowledge of such individual. A Person (other than an individual), including the Company, will be deemed to have Knowledge of a particular fact or matter if any individual who serves as an officer or director of such Person has actual present Knowledge of such fact or matter. "Shareholders' Representative" shall mean Daniel W. Cain and his successors and/or assigns.

     12.2 EXPENSES. The term "Company Expenses" shall mean: (i) all costs and expenses of the Company in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby including any broker's fee set forth in SCHEDULE 2.25; (ii) one-half of the Company's costs of all HSR filings, and any transfer taxes or stamp incurred by the Company in connection with the transactions contemplated by this Agreement and of Neutral Accountants; and (iii) all other costs and expenses required to be borne by the Company under the terms of this Agreement. Company Expenses shall not include costs, expenses or fees of Shareholders incurred in connection with the Merger or other transactions contemplated by this Agreement which costs, expenses and fees shall be paid directly by the Shareholders. The Company shall pay the fees and expenses of the Company incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by it and the consummation of the transactions contemplated hereby, including the legal and accounting fees and expenses. Purchaser shall be responsible for its fees and expenses incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by it and the consummation of the transactions contemplated hereby, including the legal and accounting fees and expenses and the fees and expenses associated with any environmental assessment conducted in connection with this transaction.

     12.3 NOTICES; ETC. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

If to Purchaser, to:

     Mail-Well, Inc.
     23 Inverness Way East
     Englewood, CO 80112
     Attention: Gerald F. Mahoney, Chairman
     Tel: (303) 397-7410
     Fax: (303) 397-7400

with a copy to:

     Mail-Well, Inc.
     23 Inverness Way East
     Englewood, CO 80112
     Attention:  Roger Wertheimer, Vice President, General Counsel
     Tel: (303) 397-7440
     Fax: (303) 768-7380

If to Company, Controlling Shareholder, or to the Shareholders' Representative:

     Daniel W. Cain
     6109 Shadow Lake Drive
     Toledo, Ohio 43623

With copies to:

     Louis A. Mayle
     6051 Glenbeigh Drive
     Sylvania, Ohio 43560

     Russell R. Miller, Esq.
     Barkan & Robon
     405 Spitzer Building
     Toledo, Ohio 43604

or, in each case, to such other address as may be specified in writing to the other parties.

     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 12.3.

     12.4 ASSIGNMENT. Neither the Company nor any Shareholder may assign or otherwise transfer this Agreement or any of their rights hereunder to any person or entity, without the prior written consent of Purchaser. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Shareholders and their successors, personal representatives, heirs, and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be terminated by the death or incapacity of any Shareholder, and if, after the execution hereof, any Shareholder shall die or become incapacitated, this Agreement shall be binding upon the successors and assigns of any Shareholder as if such death or incapacity had not occurred and regardless of notice thereof. Except as expressly permitted by this Section 12.4, Purchaser shall not voluntarily or by operation of law assign or otherwise transfer this Agreement or any of its rights or obligations hereunder except to Parent or any of its wholly owned subsidiaries, without the prior written consent of Shareholders' Representative and provided that any permitted assignment or transfer shall not relieve Purchaser or Parent of any of their joint and several obligations hereunder. Purchaser may collaterally assign and/or grant a security interest in its rights under this Agreement and under other closing documents to any financial institution(s) or their affiliates as required pursuant to any existing or future financing arrangements with the prior written consent of the Shareholders' Representative (which consent will not be unreasonably withheld or delayed).

     12.5 ENTIRE AGREEMENT; AMENDMENT; GOVERNING LAW; ETC. This Agreement (together with the Exhibits and Disclosure Schedules) embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware as it applies to contracts to be performed entirely with the State of Delaware. No representation or warranty (either express, implied or otherwise) is being made by any party with respect to the subject matter hereof other than as expressly set forth herein.

     12.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is an original, but all of which shall constitute one instrument. Facsimile signatures to this Agreement shall be binding upon the parties.

     12.7 THIRD PARTY RIGHTS. The parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto, the Indemnified Parties and their respective successors in interest.

     12.8 EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

     12.9 PRONOUNS. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

     12.10 AUTHORITY AND EXECUTION. Each person executing this Agreement on behalf of a party hereto represents and warrants that he is duly and validly authorized to do so on behalf of such party, with full right and authority to execute this Agreement and to bind such party with respect to all of its obligations hereunder.

     12.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the retraining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     12.12  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     12.13 INTERPRETATION. Each party acknowledges that such party, either directly or through such party's representatives, has participated in the drafting of this Agreement, and any applicable rule of constructions that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

     12.14  ARBITRATION.

          (a) Any controversy or claim arising out of or related to this Agreement, or a breach hereof, is to be settled by arbitration in accordance with the procedures set forth in SCHEDULE 12.14.

          (b) Notices of demand for arbitration must be filed in writing with the other parties hereto and in accordance with SCHEDULE 12.14. A demand for arbitration is to be made within a reasonable time after the claim or controversy has arisen, but in no event later than the date when institution of legal or equitable proceedings based on such claim or controversy would be barred by the applicable statute of limitations.

          (c) No arbitration hereunder may include, by consolidation, joinder or any other manner, any Person other than Parent, Purchaser, Company, the Shareholders, and other Persons substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration. No Person other than Parent, Purchaser, Company or the Shareholders may be included as an original third party or additional third party to an arbitration whose interest or responsibility is insubstantial. Consent to arbitration involving an additional Person does not constitute consent to arbitration of a dispute not described therein or with a Person not named or described therein. This Section 12.14 is enforceable by specific performance under applicable law in a court of competent jurisdiction.

          (d) The award rendered by the arbitrators, including as to legal fees in accordance with SCHEDULE 12.14, is final, and judgment may be entered upon it in accordance with applicable law in any court of competent jurisdiction.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                         PARENT

                         MAIL-WELL, INC., a Colorado corporation


                         By: __________________________________________________
                         Name:     Paul V. Reilly
                         Title:    President


                         PURCHASER

                         MAIL-WELL I CORPORATION, a Delaware corporation


                         By: __________________________________________________
                         Name:     Paul V. Reilly
                         Title:    President


                         THE COMPANY

                         IPC GRAPHICS, INC.


                         By: __________________________________________________
                         Name:     Daniel W. Cain
                         Title:    Chairman of the Board and Chief Executive
                                   Officer


                         CONTROLLING SHAREHOLDER


                         ______________________________________________________
                         Daniel W. Cain

                                    SCHEDULE 12.14

                                ARBITRATION PROCEDURES


     Purchaser and Shareholders hereto agree that in the event of a dispute between them relating to or arising out of this Agreement, the involved parties shall submit such dispute to binding arbitration as provided herein. All arbitrations would be conducted in Denver, Colorado, or at another location mutually approved by the parties, pursuant to the Commercial Arbitration Rules of the American Arbitration Association except as herein may be provided. If the panel used will consist of three arbitrators, such arbitrators will have experience in the printing industry and the decision of the arbitrators would be final and binding on all parties. All arbitration shall be undertaken pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrators shall be enforceable in any court of competent jurisdiction. All of the parties shall agree to waive their respective rights to further appeal or redress in any other court or tribunal except solely for the purpose of obtaining execution of the decision resulting from the arbitration proceeding.

     In any dispute where a party seeks $200,000.00 or more in damages or if the dispute involves whether the Purchaser or the Company properly determined to terminate the Agreement or refused to close the transactions contemplated by this Agreement, three arbitrators shall be employed to arbitrate the dispute.
In the event that the dispute involves less than $200,000.00, there shall be one arbitrator. In the event of any arbitration or other legal proceeding brought by any party against another party with regard to any matter arising out of or related to this Agreement, each party hereby expressly agrees that the final award decision would also provide for all allocation and division between or among the parties to the arbitration, on a basis which is just and equitable under the circumstances, of all costs and expenses of the dispute, including without limitation court costs and arbitrators', reasonable attorneys', accountants' and expert witness fees, costs and expenses (including disbursements) incurred in connection with such proceedings. In resolving all disputes between the parties, the arbitrators shall apply the substantive law of the State of Delaware. The arbitrators are directed, by this Agreement, to conduct the arbitration hearing no later than three months from the service of the statement of claim and demand for arbitration unless good cause is shown establishing that the hearing cannot fairly and practically be so convened.

     Depositions shall be taken only as deemed appropriate by the arbitrator(s) and only where good cause is shown. Good cause is agreed to exist with respect to the depositions of officers and management personnel to the extent Knowledge, as defined in the Agreement at Section 12.1 therein, is relevant to the issue. Parties shall be entitled to conduct document discovery by requesting production of documents. Responses or objections shall be served twenty days after receipt of a request. The arbitrators shall resolve any discovery disputes of such preheating conferences as may be needed. All parties shall agree that the arbitrators and any counsel of record to the proceeding shall have the power or subpoena process as provided by law.

                                     DEFINITIONS

                                                                                 PAGE
Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Annual Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Associates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Benefit Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Claim Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Claimants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
COBRA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Company Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
Computation Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Controlling Shareholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Creditors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Debt Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Debt Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Disputed Inventory Matter. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Disputed Working Capital Matter. . . . . . . . . . . . . . . . . . . . . . . . . .  8
Dissenting Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Dissenting Shareholders Escrow Amount. . . . . . . . . . . . . . . . . . . . . . .  5
Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Equity Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Escrow Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Estimated Working Capital Statement. . . . . . . . . . . . . . . . . . . . . . . .  7
Estimated Working Capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7


                                            56



Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Final Closing Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Final Closing Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Final Closing Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Final Working Capital Statement. . . . . . . . . . . . . . . . . . . . . . . . . .  7
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
Indemnification Escrow Amount. . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Initial Distribution Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Initial Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Interim Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Leased Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Legal Requirement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
Mail-Well. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Multiemployer Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
MW Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
MW Common Stock Valuation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Neutral Accountant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Notice of Inventory Disagreement . . . . . . . . . . . . . . . . . . . . . . . . .  9
Notice of Working Capital Disagreement . . . . . . . . . . . . . . . . . . . . . .  7
ORC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Payoff Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Permitted Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Prepayment Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Pro Rata Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1


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Purchaser Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . 43
Purchaser Indemnified Obligation . . . . . . . . . . . . . . . . . . . . . . . . . 45
Purchaser Related Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
RCRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Registrable Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Registration Document. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Registration Statement Period. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Related Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Related Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Sale Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Shareholder Indemnified Obligation . . . . . . . . . . . . . . . . . . . . . . . . 46
Shareholder Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . 46
Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Shareholders' Representative . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Subsidiary Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Title Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Total Shareholder Consideration. . . . . . . . . . . . . . . . . . . . . . . . . .  2
Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Transferred Employee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Updated Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Voting Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Working Capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Working Capital Escrow Amount. . . . . . . . . . . . . . . . . . . . . . . . . . .  5


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